Exhibit 99.1

Assured Guaranty Corp.

Consolidated Financial Statements

(Unaudited)

March 31, 2014

Assured Guaranty Corp.

Index to Consolidated Financial Statements

March 31, 2014

Assured Guaranty Corp.

Consolidated Balance Sheets (Unaudited)

(dollars in millions except per share and share amounts)

	As of March 31, 2014	As of December 31, 2013
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $2,059 and $1,996)	$2,125	$2,023
Short-term investments, at fair value	70	71
Other invested assets	—	42
Equity method investments in affiliates	321	308
Total investment portfolio	2,516	2,444
Cash	24	28
Premiums receivable, net of commissions payable	206	210
Ceded unearned premium reserve	535	546
Reinsurance recoverable on unpaid losses	122	105
Salvage and subrogation recoverable	29	28
Credit derivative assets	398	362
Deferred tax asset, net	372	341
Current income tax receivable	52	47
Financial guaranty variable interest entities’ assets, at fair value	440	874
Other assets	134	165
Total assets	$4,828	$5,150
Liabilities and shareholder’s equity
Unearned premium reserve	$958	$984
Loss and loss adjustment expense reserve	193	156
Reinsurance balances payable, net	85	85
Note payable to affiliate	300	300
Credit derivative liabilities	1,649	1,461
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	444	514
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	20	395
Other liabilities	148	181
Total liabilities	3,797	4,076
Commitments and contingencies (See Note 15)
Preferred stock ($1,000 liquidation preference, 200,004 shares authorized; none issued and outstanding)	—	—
Common stock ($720 par value, 500,000 shares authorized; 20,834 shares issued and outstanding)	15	15
Additional paid-in capital	1,041	1,041
Retained earnings (deficit)	(71)	5
Accumulated other comprehensive income, net of tax of $22 and $8	46	13
Total shareholder’s equity	1,031	1,074
Total liabilities and shareholder’s equity	$4,828	$5,150

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Operations (Unaudited)

(in millions)

	Three Months Ended March 31,
	2014	2013
Revenues
Net earned premiums	$13	$21
Net investment income	18	22
Net realized investment gains (losses):
Other-than-temporary impairment losses	(1)	(1)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	0	1
Net impairment loss	(1)	(2)
Other net realized investment gains (losses)	1	22
Net realized investment gains (losses)	0	20
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	9	(3)
Net unrealized gains (losses)	(150)	(431)
Net change in fair value of credit derivatives	(141)	(434)
Fair value gains (losses) on committed capital securities	(5)	(6)
Fair value gains (losses) on financial guaranty variable interest entities	10	(5)
Other income	4	4
Total revenues	(101)	(378)
Expenses
Loss and loss adjustment expenses	11	(16)
Amortization of deferred acquisition costs	0	(3)
Interest expense	4	4
Other operating expenses	16	19
Total expenses	31	4
Income (loss) before income taxes and equity in net earnings of investees	(132)	(382)
Provision (benefit) for income taxes
Current	(4)	(10)
Deferred	(45)	(136)
Total provision (benefit) for income taxes	(49)	(146)
Equity in net earnings of investees	7	—
Net income (loss)	$(76)	$(236)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Comprehensive Income (Unaudited)

(in millions)

	Three Months Ended March 31,
	2014	2013
Net income (loss)	$(76)	$(236)
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $13 and $(6)	29	(8)
Investments with other-than-temporary impairment, net of tax provision (benefit) of $1 and $0	3	1
Unrealized holding gains (losses) arising during the period, net of tax	32	(7)
Less: reclassification adjustment for gains (losses) included in net income (loss)	0	1
Change in net unrealized gains on investments	32	(8)
Change in cumulative translation adjustment, net of tax provision (benefit) of $0 and $(1)	1	(6)
Other comprehensive income (loss)	33	(14)
Comprehensive income (loss)	$(43)	$(250)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statement of Shareholder’s Equity (Unaudited)

For the Three Months Ended March 31, 2014

(in millions)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2013	$—	$15	$1,041	$5	$13	$1,074
Net loss	—	—	—	(76)	—	(76)
Other comprehensive income	—	—	—	—	33	33
Balance at March 31, 2014	$—	$15	$1,041	$(71)	$46	$1,031

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Three Months Ended March 31,
	2014	2013
Net cash flows provided by (used in) operating activities	$52	$(15)
Investing activities
Fixed-maturity securities:
Purchases	(114)	(168)
Sales	32	54
Maturities	23	110
Net sales (purchases) of short-term investments	2	(15)
Proceeds from paydowns on financial guaranty variable interest entities’ assets	10	21
Repayment of notes receivable from affiliate	1	4
Proceeds from sale of third party surplus notes	—	32
Net cash flows provided by (used in) investing activities	(46)	38
Financing activities
Paydowns of financial guaranty variable interest entities’ liabilities	(10)	(24)
Net cash flows provided by (used in) financing activities	(10)	(24)
Effect of exchange rate changes	0	0
Increase (decrease) in cash	(4)	(1)
Cash at beginning of period	28	17
Cash at end of period	$24	$16
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$—	$28
Interest	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (Unaudited)

March 31, 2014

1.	Business and Basis of Presentation

Business

Assured Guaranty Corp. (“AGC” and, together with its subsidiaries, the “Company”), a Maryland domiciled insurance company, is an indirect and wholly-owned operating subsidiary of Assured Guaranty Ltd. (“AGL” and, together with its subsidiaries, “Assured Guaranty”). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance (including infrastructure) and structured finance markets.

AGC owns 100% of Assured Guaranty (UK) Ltd. (“AGUK”), a company incorporated in the United Kingdom (“U.K.”) as a U.K. insurance company which AGC elected to place into runoff in 2010. In July 2013, AGC purchased 39.3% of the outstanding shares of Municipal Assurance Holdings Inc. ("MAC Holdings"), a Delaware company newly formed to hold all of the outstanding shares of Municipal Assurance Corp. ("MAC"), a New York domiciled insurance company. In addition, AGC indirectly owns 50% of AG PFC Holding LLC (“AGPFC”), which is a Delaware limited liability company that was formed in connection with loss mitigation efforts for a film library securitization transaction, and 100% of Prescott LLC, which is a Delaware limited liability company that was formed in connection with a transaction that AGC insured.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (“Debt Service”), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. Obligations insured by the Company include bonds issued by U.S. state or municipal governmental authorities; notes issued to finance international infrastructure projects; and asset-backed securities issued by special purpose entities. The Company markets its financial guaranty insurance directly to issuers and underwriters of public finance and structured finance securities as well as to investors in such obligations. The Company guarantees obligations issued principally in the U.S. and the U.K. The Company also guarantees obligations issued in other countries and regions, including Australia and Western Europe.

In the past, the Company had sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps ("CDS"). Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The Company’s credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation.

The Company has not entered into any new CDS in order to sell credit protection since the beginning of 2009, when regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) also contributed to the Company not entering into such new CDS since 2009. The Company actively pursues opportunities to terminate existing CDS, which have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Basis of Presentation

The unaudited interim consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated financial guaranty variable interest entities (“FG VIEs”) for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim consolidated financial statements are as of March 31, 2014 and cover the three-month period ended March 31, 2014 ("First Quarter 2014") and the three-month period ended March 31, 2013 ("First Quarter

2013"). Certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but is not required for interim reporting purposes, has been condensed or omitted. The year-end balance sheet data was derived from audited financial statements.

The unaudited interim consolidated financial statements include the accounts of AGC and its subsidiaries and its consolidated FG VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated. Certain prior year balances have been reclassified to conform to the current year’s presentation.

These unaudited interim consolidated financial statements should be read in conjunction with the annual consolidated financial statements of AGC included in Exhibit 99.1 in AGL's Form 8-K dated April 14, 2014, filed with the U.S. Securities and Exchange Commission (the “SEC”).

2.	Rating Actions

 Rating Actions

     On March 18, 2014, Standard & Poor's Ratings Services ("S&P") upgraded the financial strength ratings of AGC and AGUK to AA (stable outlook) from AA- (stable outlook). The most recent rating action of Moody's Investors Service, Inc. ("Moody's") was on February 10, 2014, when it affirmed the financial strength ratings of AGC and AGUK and affirmed the outlooks on AGC's and AGUK's ratings at stable. In the last several years, S&P and Moody's have changed, multiple times, their financial strength ratings of AGC and AGUK, or changed the outlook on such ratings. There can be no assurance that the rating agencies will not take negative action on the Company’s financial strength ratings in the future.

When a rating agency assigns a public rating to a financial obligation guaranteed by AGC or its subsidiary AGUK, it generally awards that obligation the same rating it has assigned to the financial strength of AGC or AGUK. Investors in products insured by AGC or AGUK frequently rely on ratings published by nationally recognized statistical rating organizations (“NRSROs”) because such ratings influence the trading value of securities and form the basis for many institutions' investment guidelines as well as individuals' bond purchase decisions. Therefore, AGC and AGUK manage their business with the goal of achieving high financial strength ratings. However, the methodologies and models used by NRSROs differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The methodologies and models are not fully transparent, contain subjective elements and data (such as assumptions about future market demand for the Company's products) and change frequently. Ratings are subject to continuous review and revision or withdrawal at any time. If the financial strength ratings of AGC were reduced below current levels, the Company expects it could have adverse effects on AGC's future business opportunities as well as the premiums AGC could charge for its insurance policies. For a discussion of the effect of rating actions on AGC and AGUK, see the following:

•	Note 5, Expected Loss to be Paid

•	Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives

•	Note 14. Reinsurance and Other Monoline Exposures

3.	Outstanding Exposure

The Company’s financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that are investment grade at inception, diversifying its insured portfolio and maintaining rigorous subordination or collateralization requirements on structured finance obligations. The Company also has utilized reinsurance by ceding business to third-party reinsurers. The Company provides financial guaranties with respect to debt obligations of special purpose entities, including variable interest entities ("VIEs"). Some of these VIEs are consolidated as described in Note 9, Consolidated Variable Interest Entities. The outstanding par and Debt Service amounts presented below, include outstanding exposures on VIEs whether or not they are consolidated.

The Company has issued financial guaranty insurance policies on public finance obligations and structured finance obligations. Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. Structured finance obligations insured by the Company are generally issued by special purpose entities and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and below-investment-grade ("BIG") surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance rather than lifetime performance.

The Company monitors its investment grade credits to determine whether any new credits need to be internally downgraded to BIG. The Company refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company’s credit ratings on assumed credits are based on the Company’s reviews of low-rated credits or credits in volatile sectors, unless such information is not available, in which case, the ceding company’s credit rating of the transactions are used. The Company models the performance of many of its structured finance transactions as part of its periodic internal credit rating review of them. The Company models most assumed residential mortgage-backed security ("RMBS") credits with par above $1 million, as well as certain RMBS credits below that amount.

Credits identified as BIG are subjected to further review to determine the probability of a loss. See Note 5, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. For surveillance purposes, the Company calculates present value using a constant discount rate of 5%. (A risk-free rate is used for calculating the expected loss for financial statement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims over the future of that transaction than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which is a claim that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Components of Outstanding Exposure

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	March 31, 2014	December 31, 2013	March 31, 2014	December 31, 2013
	(in millions)
Public finance	$131,510	$134,202	$55,807	$57,054
Structured finance	32,972	35,567	23,694	25,697
Total financial guaranty	$164,482	$169,769	$79,501	$82,751

Financial Guaranty Portfolio by Internal Rating
As of March 31, 2014

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S		Structured Finance Non-U.S		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$98	0.3%	$210	7.4%	$8,125	45.0%	$2,801	65.9%	$11,234	20.3%
AA	4,155	13.8	288	10.2	2,695	14.9	142	3.4	7,280	13.2
A	18,036	59.9	1,197	42.3	805	4.5	139	3.3	20,177	36.5
BBB	5,411	18.0	974	34.4	1,986	11.0	936	22.0	9,307	16.9
BIG	2,411	8.0	161	5.7	4,436	24.6	231	5.4	7,239	13.1
Total net par outstanding (excluding loss mitigation bonds)	$30,111	100.0%	$2,830	100.0%	$18,047	100.0%	$4,249	100.0%	$55,237	100.0%
Loss Mitigation Bonds	27		—		387		—		414
Net par outstanding (including loss mitigation bonds)	$30,138		$2,830		$18,434		$4,249		$55,651

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2013

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S		Structured Finance Non-U.S		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$95	0.3%	$211	7.5%	$9,449	48.3%	$3,036	66.7%	$12,791	22.2%
AA	4,287	14.0	287	10.2	2,566	13.0	142	3.1	7,282	12.6
A	18,501	60.2	1,199	42.7	776	4.0	162	3.6	20,638	35.8
BBB	5,399	17.6	951	33.9	2,132	10.9	981	21.5	9,463	16.4
BIG	2,432	7.9	160	5.7	4,650	23.8	232	5.1	7,474	13.0
Total net par outstanding (excluding loss mitigation bonds)	$30,714	100.0%	$2,808	100.0%	$19,573	100.0%	$4,553	100.0%	$57,648	100.0%
Loss Mitigation Bonds	27		—		332		—		359
Net par outstanding (including loss mitigation bonds)	$30,741		$2,808		$19,905		$4,553		$58,007

In addition to amounts shown in the tables above, AGC had outstanding commitments to provide guaranties of $507 million for structured finance and, together with affiliate Assured Guaranty Municipal Corp. ("AGM"), up to $138 million for public finance obligations as of March 31, 2014. The structured finance commitments include the unfunded component of pooled corporate and other transactions. Public finance commitments typically relate to primary and secondary public finance debt issuances. The expiration dates for the public finance commitments range between April 15, 2014 and February 25, 2017, with $14 million expiring prior to December 31, 2014. The commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty’s request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Components of BIG Portfolio

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of March 31, 2014

	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Total Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
			(in millions)
First lien U.S. RMBS:
Prime first lien	$50	$238	$20	$308	$335	0.6%
Alt-A first lien	479	394	616	1,489	1,947	2.7
Option ARM	40	50	260	350	447	0.6
Subprime	144	154	132	430	2,377	0.8
Second lien U.S. RMBS:
Closed-end second lien	—	—	38	38	87	0.1
Home equity lines of credit (“HELOCs”)	98	—	157	255	259	0.5
Total U.S. RMBS	811	836	1,223	2,870	5,452	5.3
Trust preferred securities (“TruPS”)	976	259	—	1,235	3,568	2.2
Other structured finance	300	112	150	562	13,276	1.0
U.S. public finance	2,073	271	67	2,411	30,111	4.3
Non-U.S. public finance	53	108	—	161	2,830	0.3
Total	$4,213	$1,586	$1,440	$7,239	$55,237	13.1%

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2013

	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Total Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
			(in millions)
First lien U.S. RMBS:
Prime first lien	$37	$256	$21	$314	$342	0.5%
Alt-A first lien	437	650	395	1,482	2,015	2.6
Option ARM	52	51	266	369	466	0.6
Subprime	213	154	137	504	2,518	0.9
Second lien U.S. RMBS:
Closed-end second lien	—	—	39	39	91	0.1
HELOCs	87	—	176	263	267	0.5
Total U.S. RMBS	826	1,111	1,034	2,971	5,699	5.2
TruPS	1,244	102	—	1,346	3,675	2.3
Other structured finance	302	113	150	565	14,752	1.0
U.S. public finance	2,084	273	75	2,432	30,714	4.2
Non-U.S. public finance	56	104	—	160	2,808	0.3
Total	$4,512	$1,703	$1,259	$7,474	$57,648	13.0%

BIG Net Par Outstanding
and Number of Risks
As of March 31, 2014

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$2,939	$1,274	$4,213	98	15	113
Category 2	475	1,111	1,586	47	22	69
Category 3	557	883	1,440	53	20	73
Total BIG	$3,971	$3,268	$7,239	198	57	255

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2013

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$2,978	$1,534	$4,512	92	17	109
Category 2	474	1,229	1,703	46	22	68
Category 3	593	666	1,259	60	19	79
Total BIG	$4,045	$3,429	$7,474	198	58	256
 ____________________

(1)	Includes net par outstanding for FG VIEs.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

Direct Economic Exposure to the Selected European Countries

Several European countries continue to experience significant economic, fiscal and/or political strains such that the likelihood of default on obligations with a nexus to those countries may be higher than the Company anticipated when such factors did not exist. The European countries where the Company believes heightened uncertainties exist are: Hungary, Italy, Portugal and Spain (collectively, the “Selected European Countries”). The Company is closely monitoring its exposures in the Selected European Countries where it believes heightened uncertainties exist. The Company’s economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) aggregated $12 million, of which $11 million was BIG. The largest BIG exposure was $7 million in Spanish infrastructure finance obligations.

The Company also has indirect economic exposure to the Selected European Countries through policies it provides on pooled corporate and commercial receivables transactions. The Company considers economic exposure to a selected European Country to be indirect when the exposure relates to only a small portion of an insured transaction that otherwise is not related to a Selected European Country. The Company has reviewed transactions through which it believes it may have indirect exposure to the Selected European Countries that is material to the transaction and calculated total net indirect exposure to Selected European Countries in non-sovereign pooled corporate and non-sovereign commercial receivables to be $384 million and $63 million, respectively, based on the proportion of the insured par equal to the proportion of obligors identified as being domiciled in a Selected European Country.

When the Company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk. For direct exposure this can be a relatively straight-forward determination as, for example, a debt issue supported by availability payments for a toll road in a particular country. The Company may also assign portions of a risk to more than one geographic location. The Company may also have direct exposures to the Selected European Countries in business assumed from unaffiliated monoline insurance companies. In the case of assumed business for direct exposures, the Company depends upon geographic information provided by the primary insurer.

Exposure to Puerto Rico

The Company insures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.5 billion net par, all of which is BIG. The following table shows estimated amortization of the general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations insured and rated BIG by the Company. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. The column labeled “Estimated BIG Net Debt Service Amortization” shows the total amount of principal and interest due in the period indicated and represents the maximum net amount the Company would be required to pay on BIG Puerto Rico exposures in a given period assuming the obligors paid nothing on all of those obligations in that period.

Amortization Schedule of BIG Net Par Outstanding
and BIG Net Debt Service Outstanding of Puerto Rico
As of March 31, 2014

	Estimated BIG Net Par Amortization	Estimated BIG Net Debt Service Amortization
	(in millions)
2014 (April 1 - June 30)	$—	$19
2014 (July 1 - September 30)	96	114
2014 (October 1 - December 31)	—	18
2015	134	203
2016	95	157
2017	53	111
2018	50	106
2019-2023	201	445
2024-2028	203	406
2029-2033	120	275
After 2033	553	721
Total	$1,505	$2,575

Recent announcements and actions by the Governor and his administration indicate officials of the Commonwealth are focused on measures to help Puerto Rico operate within its financial resources and maintain its access to the capital markets. All Puerto Rico credits insured by the Company are current on their debt service payments. Neither Puerto Rico nor its related authorities and public corporations are eligible debtors under Chapter 9 of the U.S. Bankruptcy Code. However, Puerto Rico faces high debt levels, a declining population and an economy that has been in recession since 2006. Puerto Rico has been operating with a structural budget deficit in recent years, and its two largest pension funds are significantly underfunded.

4.	Financial Guaranty Insurance Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of a derivative under GAAP. Amounts presented in this note relate only to financial guaranty insurance contracts. See Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives for amounts that relate to CDS.

Net Earned Premiums

	First Quarter
	2014	2013
	(in millions)
Scheduled net earned premiums	$8	$15
Acceleration of net earned premiums	4	5
Accretion of discount on net premiums receivable	1	1
Net earned premiums(1)	$13	$21
___________________

(1)
Excludes $0.3 million and $0.3 million for First Quarter 2014 and 2013, respectively, related to consolidated FG VIEs. The decline in net earned premiums in First Quarter 2014 compared to First Quarter 2013 was primarily due to cessions to MAC. See Note 11, Investment in MAC Holdings for additional information.

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	First Quarter
	2014	2013
	(in millions)
Beginning of period, December 31	$210	$250
Gross premium written, net of commissions on assumed business	2	1
Gross premiums received, net of commissions on assumed business	(8)	(9)
Adjustments:
Changes in the expected term	0	1
Accretion of discount, net of commissions on assumed business	1	3
Foreign exchange translation	0	(2)
Other adjustments	1	—
End of period, March 31 (1)	$206	$244
___________________

(1)	Excludes $12 million and $13 million as of March 31, 2014 and March 31, 2013, respectively, related to consolidated FG VIEs.

Gains or losses due to foreign exchange rate changes relate to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 13% and 13% of installment premiums at March 31, 2014 and December 31, 2013, respectively, are denominated in currencies other than the U.S. dollar, primarily the Euro and British Pound Sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of
Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of March 31, 2014
(in millions)
2014 (April 1 - June 30)	$16
2014 (July 1 - September 30)	6
2014 (October 1 – December 31)	6
2015	24
2016	21
2017	19
2018	18
2019-2023	71
2024-2028	38
2029-2033	19
After 2033	17
Total (1)	$255
___________________

(1)	Excludes expected cash collections on FG VIEs of $15 million.

Scheduled Net Earned Premiums

As of March 31, 2014
(in millions)
2014 (April 1 - June 30)	$9
2014 (July 1 - September 30)	9
2014 (October 1–December 31)	8
2015	29
2016	30
2017	27
2018	26
2019 - 2023	111
2024 - 2028	79
2029 - 2033	52
After 2033	43
Total present value basis(1)	423
Discount	27
Total future value	$450
____________________

(1)	Excludes scheduled net earned premiums on consolidated FG VIEs of $10 million.

Selected Information for Policies Paid in Installments

	As of March 31, 2014	As of December 31, 2013
	(dollars in millions)
Premiums receivable, net of commission payable	$206	$210
Gross unearned premium reserve	192	196
Weighted-average risk-free rate used to discount premiums	3.1%	3.1%
Weighted-average period of premiums receivable (in years)	7.7	7.7

5.	Expected Loss to be Paid

The following table presents a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance, credit derivatives or FG VIEs, by sector after the benefit for net expected recoveries for contractual breaches of representations and warranties ("R&W"). The Company used weighted-average risk-free rates for U.S. dollar denominated obligations, which ranged from 0.0% to 3.97% as of March 31, 2014 and 0.0% to 4.44% as of December 31, 2013.

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
First Quarter 2014

	Net Expected Loss to be Paid as of December 31, 2013(2)	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of March 31, 2014(2)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$17	$(3)	$—	$14
Alt-A first lien	99	2	1	102
Option ARM	(5)	(4)	(2)	(11)
Subprime	65	2	(1)	66
Total first lien	176	(3)	(2)	171
Second lien:
Closed-end second lien	6	(1)	1	6
HELOCs	(5)	4	—	(1)
Total second lien	1	3	1	5
Total U.S. RMBS	177	—	(1)	176
TruPS	38	(14)	—	24
Other structured finance	(46)	(3)	1	(48)
U.S. public finance	41	9	—	50
Non-U.S. public finance	4	—	—	4
Total	$214	$(8)	$—	$206

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
First Quarter 2013

	Net Expected Loss to be Paid as of December 31, 2012	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of March 31, 2013
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$5	$3	$—	$8
Alt-A first lien	137	3	(3)	137
Option ARM	7	(2)	(14)	(9)
Subprime	64	9	(2)	71
Total first lien	213	13	(19)	207
Second lien:
Closed-end second lien	6	(1)	—	5
HELOCs	2	(2)	(2)	(2)
Total second lien	8	(3)	(2)	3
Total U.S. RMBS	221	10	(21)	210
TruPS	20	(1)	(1)	18
Other structured finance	113	3	(1)	115
U.S. public finance	22	(6)	(1)	15
Non-U.S. public finance	4	(1)	—	3
Total	$380	$5	$(24)	$361
__________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets.

(2)
Includes expected loss adjustment expenses ("LAE") to be paid for mitigating claim liabilities of $9 million as of March 31, 2014 and $9 million as of December 31, 2013. The Company paid $1 million and $3 million in LAE for First Quarter 2014 and 2013, respectively.

Net Expected Recoveries from
Breaches of R&W Rollforward
First Quarter 2014

	Future Net R&W Benefit as of December 31, 2013	R&W Development and Accretion of Discount During First Quarter 2014	R&W Recovered During First Quarter 2014(1)	Future Net R&W Benefit as of March 31, 2014
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$1	$—	$2
Alt-A first lien	144	3	(6)	141
Option ARM	68	2	(4)	66
Total first lien	213	6	(10)	209
Closed-end second lien	13	(1)	(1)	11
Total	$226	$5	$(11)	$220

Net Expected Recoveries from
Breaches of R&W Rollforward
First Quarter 2013

	Future Net R&W Benefit as of December 31, 2012	R&W Development and Accretion of Discount During First Quarter 2013	R&W Recovered During First Quarter 2013(1)	Future Net R&W Benefit as of March 31, 2013
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$—	$—	$2
Alt-A first lien	187	(7)	(5)	175
Option ARM	98	3	(5)	96
Total first lien	287	(4)	(10)	273
Second lien:
Closed-end second lien	19	—	(2)	17
HELOCs	18	—	—	18
Total second lien	37	—	(2)	35
Total	$324	$(4)	$(12)	$308
_________________

(1)	Gross amounts recovered were $12 million and $13 million for First Quarter 2014 and 2013, respectively.

The following tables present the present value of net expected loss to be paid for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Expected Loss to be Paid
By Accounting Model
As of March 31, 2014

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$—	$12	$14
Alt-A first lien	37	—	65	102
Option ARM	(20)	—	9	(11)
Subprime	3	—	63	66
Total first lien	22	—	149	171
Second lien:
Closed-end second lien	(1)	7	—	6
HELOCs	(1)	—	—	(1)
Total second lien	(2)	7	—	5
Total U.S. RMBS	20	7	149	176
TruPS	2	—	22	24
Other structured finance	(11)	—	(37)	(48)
U.S. public finance	50	—	—	50
Non-U.S. public finance	3	—	1	4
Total	$64	$7	$135	$206

Net Expected Loss to be Paid
By Accounting Model
As of December 31, 2013

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$—	$15	$17
Alt-A first lien	25	12	62	99
Option ARM	(14)	—	9	(5)
Subprime	3	—	62	65
Total first lien	16	12	148	176
Second lien:
Closed-end second lien	(1)	7	—	6
HELOCs	(5)	—	—	(5)
Total second lien	(6)	7	—	1
Total U.S. RMBS	10	19	148	177
TruPS	2	—	36	38
Other structured finance	(6)	—	(40)	(46)
U.S. public finance	41	—	—	41
Non-U.S. public finance	3	—	1	4
Total	$50	$19	$145	$214
___________________

(1)	Refer to Note 9, Consolidated Variable Interest Entities.

The following tables present the net economic loss development for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Economic Loss Development
By Accounting Model
First Quarter 2014

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$—	$—	$(3)	$(3)
Alt-A first lien	13	(12)	1	2
Option ARM	(4)	—	—	(4)
Subprime	—	—	2	2
Total first lien	9	(12)	—	(3)
Second lien:
Closed-end second lien	(1)	—	—	(1)
HELOCs	4	—	—	4
Total second lien	3	—	—	3
Total U.S. RMBS	12	(12)	—	—
TruPS	—	—	(14)	(14)
Other structured finance	(4)	—	1	(3)
U.S. public finance	9	—	—	9
Non-U.S. public finance	—	—	—	—
Total	$17	$(12)	$(13)	$(8)

Net Economic Loss Development
By Accounting Model
First Quarter 2013

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$—	$—	$3	$3
Alt-A first lien	1	(1)	3	3
Option ARM	4	—	(6)	(2)
Subprime	—	—	9	9
Total first lien	5	(1)	9	13
Second lien:
Closed-end second lien	—	—	(1)	(1)
HELOCs	(2)	—	—	(2)
Total second lien	(2)	—	(1)	(3)
Total U.S. RMBS	3	(1)	8	10
TruPS	0	—	(1)	(1)
Other structured finance	(3)	—	6	3
U.S. public finance	(7)	—	1	(6)
Non-U.S. public finance	—	—	(1)	(1)
Total	$(7)	$(1)	$13	$5
___________________
(1)    Refer to Note 9, Consolidated Variable Interest Entities.

(2)    Refer to Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates. For transactions where the Company projects it will receive recoveries from providers of R&W, it projects the amount of recoveries and either establishes a recovery for claims already paid or reduces its projected claim payments accordingly.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates ("CDR"), then projecting how the CDR will develop over time. Loans that are defaulted pursuant to the CDR after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A conditional default rate is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or “collateral pool balance”). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector based on its experience to date. Further detail regarding the assumptions and variables the Company used to project collateral losses in its U.S. RMBS portfolio may be found below in the sections “U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime” and “U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien”. These variables are interrelated, difficult to predict and subject to considerable volatility. If actual experience differs from the Company’s assumptions, the losses incurred could be materially different from the estimate. The Company continues to update its evaluation of these exposures as new information becomes available.

The Company is in the process of enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates a credit from the RMBS issuer for such recoveries where the R&W were provided by an entity the Company believes to be financially viable and where the Company already has access or believes it will attain access to the underlying mortgage loan files. Where the Company has an agreement with an R&W provider (e.g., the Bank of America Agreement, the Deutsche Bank Agreement or the UBS Agreement) or where it is in advanced discussions on a potential agreement, that credit is based on the agreement or potential agreement. Where the Company does not have an agreement with the R&W provider but the Company believes the R&W provider to be economically viable, the Company estimates what portion of its past and projected future claims it believes will be reimbursed by that provider. Further detail regarding how the Company calculates these credits may be found under “Breaches of Representations and Warranties” below.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for (a) the collateral losses it projects as described above, (b) assumed voluntary prepayments and (c) servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. As noted above, the Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The ultimate performance of the Company’s RMBS transactions remains highly uncertain, may differ from the Company's projections and may be subject to considerable volatility due to the influence of many factors, including the level and timing of loan defaults, changes in housing prices, results from the Company’s loss mitigation activities and other variables. The Company will continue to monitor the performance of its RMBS exposures and will adjust its RMBS loss projection assumptions and scenarios based on actual performance and management’s view of future performance.

First Quarter 2014 U.S. RMBS Loss Projections

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each quarter the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the quarter of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and, for first liens, loss severity) as well as the residential property market and economy in general. To the extent it observes changes, it makes a judgment as whether those changes are normal fluctuations or part of a trend. Based on such observations the Company chose to use the same general assumptions to project RMBS losses as of March 31, 2014 as it used as of December 31, 2013.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that have been modified in the previous 12 months or are delinquent or in foreclosure or that have been foreclosed and so the RMBS issuer owns the underlying real estate). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	March 31, 2014	December 31, 2013
Current Loans Modified in Previous 12 Months
Alt-A and Prime	35%	35%
Option ARM	35	35
Subprime	35	35
30 – 59 Days Delinquent
Alt-A and Prime	50	50
Option ARM	50	50
Subprime	45	45
60 - 89 Days Delinquent
Alt-A and Prime	60	60
Option ARM	65	65
Subprime	50	50
90+ Days Delinquent
Alt-A and Prime	75	75
Option ARM	70	70
Subprime	60	60
Bankruptcy
Alt A and Prime	60	60
Option ARM	60	60
Subprime	55	55
Foreclosure
Alt-A and Prime	85	85
Option ARM	80	80
Subprime	70	70
Real Estate Owned
All	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified within the last 12 months), it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the base case, after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historic high levels, and the Company is assuming in the base case that these high levels generally will continue for another 18 months except that in the case of subprime loans, the Company assumes the unprecedented 90% loss severity rate will continue for another nine months then drop to 80% for nine more months, in each case before following the ramp described below. The Company determines its initial loss severity based on actual recent experience. The Company’s initial loss severity assumptions for March 31, 2014 were the same as it used for December 31, 2013. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period declining to 40% in the base case over 2.5 years.

The following table shows the range of key assumptions used in the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS (1)

	As of March 31, 2014	As of December 31, 2013
Alt-A First Lien
Plateau CDR	2.3% - 14.4%	2.8% - 13.0%
Intermediate CDR	0.5% - 2.9%	0.6% - 2.6%
Period until intermediate CDR	48 months	48 months
Final CDR	0.1% - 0.7%	0.1% - 0.7%
Initial loss severity	65%	65%
Initial conditional prepayment rate ("CPR")	2.0% - 33.9%	3.9% - 34.2%
Final CPR	15%	15%
Option ARM
Plateau CDR	3.8% - 14.6%	5.1% - 15.2%
Intermediate CDR	0.8% - 2.9%	1.0% - 3.0%
Period until intermediate CDR	48 months	48 months
Final CDR	0.2% - 0.7%	0.3% - 0.8%
Initial loss severity	65%	65%
Initial CPR	0.8% - 12.2%	0.4% - 13.1%
Final CPR	15%	15%
Subprime
Plateau CDR	5.9% - 14.0%	5.6% - 14.9%
Intermediate CDR	1.2% - 2.8%	1.1% - 3.0%
Period until intermediate CDR	48 months	48 months
Final CDR	0.3% - 0.7%	0.3% - 0.7%
Initial loss severity	90%	90%
Initial CPR	0.0% - 11.6%	0.0% - 15.7%
Final CPR	15%	15%
____________________

(1)	Represents variables for most heavily weighted scenario (the "base case")

 The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntarily CPR follows a similar pattern to that of the conditional default rate. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant. These assumptions are the same as those the Company used for December 31, 2013.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the initial conditional default rate. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios (including its base case) as of March 31, 2014. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of March 31, 2014 as it used as of December 31, 2013, increasing and decreasing the periods of stress from those used in the base case. In a somewhat more stressful environment than that of the base case, where the conditional default rate plateau was extended six months (to be 42 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over 4.5 rather than 2.5 years (and subprime loss severities were assumed to recover only to 60%), expected loss to be paid would increase from current projections by approximately $19 million for Alt-A first liens, $5 million for Option ARM, $17 million for subprime and $3 million for prime transactions.

In an even more stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the conditional default rate was assumed to occur over 15 months and other assumptions were the same as the other stress scenario, expected loss to be paid would increase from current projections by approximately $50 million for Alt-A first liens, $14 million for Option ARM, $26 million for subprime and $9 million for prime transactions. The Company also considered two scenarios where the recovery was faster than in its base case. In a scenario with a somewhat less stressful environment than the base case, where conditional default rate recovery was somewhat less gradual and the initial subprime loss severity rate was assumed to be 80% for 18 months and was assumed to recover to 40% over 2.5 years, expected loss to be paid would decrease from current projections by approximately $0.4 million for Alt-A first liens, $2 million for Option ARM, $1 million for subprime and $0.5 million for prime transactions. In an even less stressful scenario where the conditional default rate plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, (including an initial ramp-down of the conditional default rate over nine months), expected loss to be paid would decrease from current projections by approximately $19 million for Alt-A first lien, $7 million for Option ARM, $10 million for subprime and $4 million for prime transactions.

U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien

The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as CPR of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity.

The following table shows the range of key assumptions for the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 second lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS(1)

HELOC key assumptions	As of March 31, 2014	As of December 31, 2013
Plateau CDR	3.3% - 7.2%	4.2% - 7.0%
Final CDR trended down to	0.5% - 2.2%	0.5% - 2.2%
Period until final CDR	34 months	34 months
Initial CPR	9.0% - 21.0%	8.4% - 21.5%
Final CPR	10%	10%
Loss severity	98%	98%

Closed-end second lien key assumptions	As of March 31, 2014	As of December 31, 2013
Plateau CDR	6.7% - 11.0%	7.3% - 12.0%
Final CDR trended down to	3.5% - 9.1%	3.5% - 9.1%
Period until final CDR	34 months	34 months
Initial CPR	2.9% - 9.4%	3.8% - 12.0%
Final CPR	10%	10%
Loss severity	98%	98%
 ___________________

(1)	Represents variables for most heavily weighted scenario (the “base case”).

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates (the percent of loans in a given delinquency status that are assumed to ultimately default) from selected representative transactions and then applying an average of the preceding twelve months’ liquidation rates to the amount of loans in the delinquency categories. The amount of loans projected to default in the first through fifth months is expressed as a CDR. The first four months’ CDR is calculated by applying the liquidation rates to the current period past due balances (i.e., the 150-179 day balance is liquidated in the first projected month, the 120-149 day balance is liquidated in the second projected month, the 90-119 day balance is liquidated in the third projected month and the 60-89 day balance is liquidated in the fourth projected month). For the fifth month the CDR is calculated using the average 30-59 day past due balances for the prior three months, adjusted as necessary to reflect one time service events. The fifth month CDR is then used as the basis for the plateau period that follows the embedded five months of losses.

As of March 31, 2014, for the base case scenario, the CDR (the “plateau CDR”) was held constant for one month. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising five months of delinquent data, a one month plateau period and 28 months of decrease to the steady state CDR. When a second lien loan defaults, there is generally a very low recovery. Based on current expectations of future performance, the Company assumes that it will only recover 2% of the collateral, the same as of December 31, 2013.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, the current CPR (based on experience of the most recent three quarters) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant. The final CPR is assumed to be 10% for both HELOC and closed-end second lien transactions. This level is much higher than current rates for most transactions, but lower than the historical average, which reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. This pattern is consistent with how the Company modeled the

CPR at December 31, 2013. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices, the loss severity, and HELOC draw rates (the amount of new advances provided on existing HELOCs expressed as a percentage of current outstanding advances). These variables have been relatively stable over the past several quarters and in the relevant ranges have less impact on the projection results than the variables discussed above. However, in a number of HELOC transactions the servicers have been modifying poorly performing loans from floating to fixed rates, and rising interest rates would negatively impact the excess spread available from these modified loans to support the transactions.  The Company incorporated these modifications in its assumptions.

In estimating expected losses, the Company modeled and probability weighted three possible CDR curves applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist is the primary driver behind the likely amount of losses the collateral will suffer. The Company continues to evaluate the assumptions affecting its modeling results.

As of March 31, 2014, the Company’s base case assumed a one month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults and weighted them the same as of December 31, 2013. Increasing the CDR plateau to four months and increasing the ramp-down by five months to 33-months (for a total stress period of 42 months) would increase the expected loss by approximately $3 million for HELOC transactions and $0.3 million for closed-end second lien transactions. On the other hand, keeping the CDR plateau at one month but decreasing the length of the CDR ramp-down to 18 months (for a total stress period of 24 months) would decrease the expected loss by approximately $2 million for HELOC transactions and $0.3 million for closed-end second lien transactions.

Breaches of Representations and Warranties

Generally, when mortgage loans are transferred into a securitization, the loan originator(s) and/or sponsor(s) provide R&W, that the loans meet certain characteristics, and a breach of such R&W often requires that the loan be repurchased from the securitization. In many of the transactions the Company insures, it is in a position to enforce these R&W provisions. Soon after the Company observed the deterioration in the performance of its insured RMBS following the deterioration of the residential mortgage and property markets, the Company began using internal resources as well as third party forensic underwriting firms and legal firms to pursue breaches of R&W on a loan-by-loan basis. Where a provider of R&W refused to honor its repurchase obligations, the Company sometimes chose to initiate litigation. See “Recovery Litigation” below. The Company's success in pursuing these strategies permitted the Company to enter into agreements with R&W providers under which those providers made payments to the Company, agreed to make payments to the Company in the future, and/or repurchased loans from the transactions, all in return for releases of related liability by the Company. Such agreements provide the Company with many of the benefits of pursuing the R&W claims on a loan by loan basis or through litigation, but without the related expense and uncertainty. The Company continues to pursue these strategies against R&W providers with which it does not yet have agreements.

Using these strategies, through March 31, 2014 the Company has caused entities providing R&Ws to pay or agree to pay approximately $782 million (gross of reinsurance) in respect of their R&W liabilities for transactions in which the Company has provided insurance.

(in millions)
Agreement amounts already received	$490
Agreement amounts projected to be received in the future	110
Repurchase amounts paid into the relevant RMBS prior to settlement (1)	182
Total R&W payments, gross of reinsurance	$782
____________________

(1)
These amounts were paid into the relevant RMBS transactions (rather than to the Company as in most settlements) and distributed in accordance with the priority of payments set out in the relevant transaction documents. Because the Company may insure only a portion of the capital structure of a transaction, such payments will not necessarily directly benefit the Company dollar-for-dollar, especially in first lien transactions.

Based on this success, the Company has included in its net expected loss estimates as of March 31, 2014 an estimated net benefit related to breaches of R&W of $220 million, which includes $94 million from agreements with R&W providers and $126 million in transactions where the Company does not yet have such an agreement, all net of reinsurance.

Representations and Warranties Agreements (1)

	Agreement Date	Current Net Par Covered	Receipts to March 31, 2014 (net of reinsurance)	Estimated Future Receipts (net of reinsurance)	Eligible Assets Held in Trust (gross of reinsurance)
	(in millions)
Bank of America - First Lien	April 2011	$288	$43	$64	$346	(2)
Bank of America - Second Lien	April 2011	236	224	N/A	N/A
Deutsche Bank	May 2012 and October 2013	952	145	30	80	(3)
UBS	May 2013	183	—	—	—	(4)
Others	Various	76	63	—	—
Total		$1,735	$475	$94	$426
____________________

(1)
This table relates to past and projected future recoveries under R&W and related agreements. Excluded from this table is the $126 million of future net recoveries the Company projects receiving from R&W counterparties in transactions with $686 million of net par outstanding as of March 31, 2014 not covered by current agreements. Also excluded from this table is $575 million of net par partially covered by agreements but for which the Company projects receiving additional amounts.

(2)
Of the $346 million in trust, $103 million collateralizes Bank of America Corporation and certain of its subsidiaries (“Bank of America”) reimbursement obligations in respect of AGC-insured transactions, and $243 million is available to either AGC or AGM, as required.

(3)
Of the $80 million in trust, $73 million collateralizes Deutsche Bank AG and certain of its affiliates (collectively, “Deutsche Bank”) reimbursement obligations in respect of AGC-insured transactions, and $7 million is available to either AGC or AGM, as required.

(4)
The Company's agreement with UBS Real Estate Securities Inc. and affiliates ("UBS") was part of an agreement between UBS and Assured Guaranty that covered securities insured by both the Company and an affiliate.  As part of that agreement, the Company released UBS from liability on two insured transactions in return for UBS agreeing to reimburse the Company's affiliate on a number of other insured transactions.

The Company's agreements with the counterparties specifically named in the table above required an initial payment to the Company to reimburse it for past claims as well as an obligation to reimburse it for a portion of future claims. The named counterparties placed eligible assets in trust to collateralize their future reimbursement obligations, and the amount of collateral they are required to post may be increased or decreased from time to time as determined by rating agency requirements. Reimbursement payments under these agreements are made either monthly or quarterly and have been made timely. With respect to the reimbursement for future claims:

•
Bank of America. Under Assured Guaranty's agreement with Bank of America, Bank of America agreed to reimburse Assured Guaranty for 80% of claims on the first lien transactions covered by the agreement that Assured Guaranty pays in the future, until the aggregate lifetime collateral losses (not insurance losses or claims) on those transactions reach $6.6 billion. As of March 31, 2014, aggregate lifetime collateral losses on those transactions was $3.9 billion ($3.6 billion for AGM and $302 million for AGC), and Assured Guaranty was projecting in its base case that such collateral losses would eventually reach $5.1 billion ($4.7 billion for AGM and $446 million for AGC).

•
Deutsche Bank. Under Assured Guaranty's May 2012 agreement with Deutsche Bank, Deutsche Bank agreed to reimburse Assured Guaranty for certain claims it pays in the future on eight first and second lien transactions, including 80% of claims it pays on those transactions until the aggregate lifetime claims (before reimbursement) reach $319 million. As of March 31, 2014, Assured Guaranty was projecting in its base case that such aggregate lifetime claims would remain below $319 million. In the event aggregate lifetime claims paid exceed $389 million, Deutsche

Bank must reimburse Assured Guaranty for 85% of such claims paid (in excess of $389 million) until such claims paid reach $600 million.

The agreement also requires Deutsche Bank to reimburse AGC for future claims it pays on certain RMBS re-securitizations. The amount available for reimbursement of claim payments is based on a percentage of the losses that occur in certain uninsured tranches (“Uninsured Tranches”) within the eight transactions described above: 60% of losses on the Uninsured Tranches (up to $141 million of losses), 60% of such losses (for losses between $161 million and $185 million), and 100% of such losses (for losses from $185 million to $248 million). Losses on the Uninsured Tranches from $141 million to $161 million and above $248 million are not included in the calculation of AGC's reimbursement amount for re-securitization claim payments. As of March 31, 2014, Assured Guaranty was projecting in its base case that losses on the Uninsured Tranches would be $150 million. Pursuant to the CDS termination on October 10, 2013 described below, a portion of Deutsche Bank's reimbursement obligation was applied to the terminated CDS. After giving effect to application of the portion of the reimbursement obligation to the terminated CDS, as well as to reimbursements related to other covered RMBS re-securitizations, and based on the Assured Guaranty's base case projections for losses on the Uninsured Tranches, Assured Guaranty expects that $24 million will be available to reimburse AGC for re-securitization claim payments on the remaining re-securitizations, and the Company expects that $19 million of that $24 million will be used to reimburse AGC's losses. Except for the reimbursement obligation based on losses occurring on the Uninsured Tranches and the termination agreed to described below, the agreement with Deutsche Bank does not cover transactions where Assured Guaranty has provided protection to Deutsche Bank on RMBS transactions in CDS form.

On October 10, 2013, the Company and Deutsche Bank terminated one below investment grade transaction under which the Company had provided credit protection to Deutsche Bank through a CDS. The transaction had a net par outstanding of $250 million at the time of termination. In connection with the termination, Assured Guaranty agreed to release to Deutsche Bank $60 million of assets held in trust that was in excess of the amount of assets required to be held in trust for regulatory and rating agency capital relief.

•
UBS. On May 6, 2013, Assured Guaranty entered into an agreement with UBS and a third party resolving Assured Guaranty's claims and liabilities related to specified RMBS transactions that were issued, underwritten or sponsored by UBS and insured by AGM or the Company under financial guaranty insurance policies. The UBS Agreement did not have a monetary impact on the Company's financial results.

The Company calculated an expected recovery of $126 million from breaches of R&W in transactions not covered by agreements with $686 million of net par outstanding as of March 31, 2014 and $575 million of net par partially covered by agreements but for which the Company projects receiving additional amounts. The Company did not incorporate any gain contingencies from potential litigation in its estimated repurchases. The amount the Company will ultimately recover related to such contractual R&W is uncertain and subject to a number of factors including the counterparty’s ability to pay, the number and loss amount of loans determined to have breached R&W and, potentially, negotiated settlements or litigation recoveries. As such, the Company’s estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates. In arriving at the expected recovery from breaches of R&W not already covered by agreements, the Company considered the creditworthiness of the provider of the R&W, the number of breaches found on defaulted loans, the success rate in resolving these breaches across those transactions where material repurchases have been made and the potential amount of time until the recovery is realized. The calculation of expected recovery from breaches of such contractual R&W involved a variety of scenarios which ranged from the Company recovering substantially all of the losses it incurred due to violations of R&W to the Company realizing limited recoveries. These scenarios were probability weighted in order to determine the recovery incorporated into the Company’s estimate of expected losses. This approach was used for both loans that had already defaulted and those assumed to default in the future. The Company adjusts the calculation of its expected recovery from breaches of R&W based on changing facts and circumstances with respect to each counterparty and transaction.

The Company uses the same RMBS projection scenarios and weightings to project its future R&W benefit as it uses to project RMBS losses on its portfolio. To the extent the Company increases its loss projections, the R&W benefit (whether pursuant to an R&W agreement or not) generally will also increase, subject to the agreement limits and thresholds described above. Similarly, to the extent the Company decreases its loss projections, the R&W benefit (whether pursuant to an R&W agreement or not) generally will also decrease, subject to the agreement limits and thresholds described above.

The Company accounts for the loss sharing obligations under the R&W agreements on financial guaranty insurance contracts as subrogation, offsetting the losses it projects by an R&W benefit from the relevant party for the applicable portion of the projected loss amount. Proceeds projected to be reimbursed to the Company on transactions where the Company has already paid claims are viewed as a recovery on paid losses. For transactions where the Company has not already paid claims, projected recoveries reduce projected loss estimates. In either case, projected recoveries have no effect on the amount of the Company's exposure. See Notes 7, Fair Value Measurement and 9, Consolidated Variable Interest Entities.

 U.S. RMBS Risks with R&W Benefit

	Number of Risks (1) as of		Debt Service as of
	March 31, 2014	December 31, 2013	March 31, 2014	December 31, 2013
			(dollars in millions)
Prime first lien	1	1	$18	$19
Alt-A first lien	12	11	1,624	1,665
Option ARM	3	3	297	309
Closed-end second lien	2	2	76	79
Total	18	17	$2,015	$2,072
____________________
(1)                               A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments. This table shows the full future Debt Service (not just the amount of Debt Service expected to be reimbursed) for risks with projected future R&W benefit, whether pursuant to an agreement or not.

The following table provides a breakdown of the development and accretion amount in the roll forward of estimated recoveries associated with alleged breaches of R&W.
Components of R&W Development

	First Quarter
	2014	2013
	(in millions)
Change in recovery assumptions as the result of additional file review and recovery success	$—	$—
Estimated increase (decrease) in defaults that will result in additional (lower) breaches	4	(5)
Settlements and anticipated settlements	—	—
Accretion of discount on balance	1	1
Total	$5	$(4)

“XXX” Life Insurance Transactions

The Company’s $691 million net par of XXX life insurance transactions as of March 31, 2014, include $149 million rated BIG. The BIG “XXX” life insurance reserve securitization is based on a discrete block of individual life insurance business. In this transaction the monies raised by the sale of the bonds insured by the Company was used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The monies are invested at inception in accounts managed by third-party investment managers.

The BIG “XXX” life insurance transaction consists of notes issued by Orkney Re II p.l.c. This transaction had material amounts of its assets invested in U.S. RMBS transactions. Based on its analysis of the information currently available, including estimates of future investment performance, and projected credit impairments on the invested assets and performance of the block of life insurance business at March 31, 2014, the Company's projected net expected loss to be paid is $11 million. The overall increase of approximately $1 million in expected loss to be paid in First Quarter 2014 is due primarily to the decrease in the risk free rates used to discount the losses.

Trust Preferred Securities Collateralized Debt Obligations

The Company has insured or reinsured $3.6 billion of net par (72% of which is in CDS form) of collateralized debt obligations (“CDOs”) backed by TruPS and similar debt instruments, or “TruPS CDOs.” Of the $3.6 billion, $1.2 billion is rated BIG. The underlying collateral in the TruPS CDOs consists of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts (“REITs”) and other real estate related issuers.

The Company projects losses for TruPS CDOs by projecting the performance of the asset pools across several scenarios (which it weights) and applying the CDO structures to the resulting cash flows. At March 31, 2014, the Company has projected expected losses to be paid for TruPS CDOs of $24 million. The decrease of approximately $14 million in First Quarter 2014 was due primarily to improving collateral performance.

Selected U.S. Public Finance Transactions

The Company insures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.5 billion net par, all of which is rated BIG. For information regarding the Company's exposure to general obligations of Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations, please refer to "Exposure to Puerto Rico" in Note 3, Outstanding Exposure.

Many U.S. municipalities and related entities continue to be under increased pressure, and a few have filed for protection under the U.S. Bankruptcy Code, entered into state processes designed to help municipalities in fiscal distress or otherwise indicated they may consider not meeting their obligations to make timely payments on their debts. Given some of these developments, and the circumstances surrounding each instance, the ultimate outcome cannot be certain and may lead to an increase in defaults on some of the Company's insured public finance obligations. The Company will continue to analyze developments in each of these matters closely. The municipalities whose obligations the Company has insured that have filed for protection under Chapter 9 of the U.S Bankruptcy Code and have not been resolved are: Detroit, Michigan and Stockton, California.

The Company has net par exposure to the City of Detroit, Michigan of $157 million as of March 31, 2014. On July 18, 2013, the City of Detroit filed for bankruptcy under Chapter 9 of the U.S. Bankruptcy Code. Most of the Company's net par exposure relates to $67 million of sewer revenue bonds and $24 million of water revenue bonds, both of which the Company rates BBB. Both the sewer and water systems provide services to areas that extend beyond the city limits, and the bonds are secured by a lien on "special revenues". The Company also has net par exposure of $66 million to the City's general obligation bonds (which are secured by a pledge of the unlimited tax, full faith, credit and resources of the City and the specific ad valorem taxes approved by the voters solely to pay debt service on the general obligation bonds) which the Company rates BIG. On April 9, 2014, the City and the Company reached a tentative settlement with respect to the treatment of the unlimited tax general obligation bonds insured by the Company. The tentative agreement provides for the confirmation of both the secured status of such general obligation bonds and the existence of a valid lien on the City’s pledged property tax revenues, a finding that such revenues constitute “special revenues” under the U.S. Bankruptcy Code, and the provision of additional security for such general obligation bonds in the form of a statutory lien on, and intercept of, the City’s distributable state aid. After giving effect to post-petition payments made by Assured Guaranty on such general obligation bonds, the settlement results in a minimum ultimate recovery of approximately 74% on such general obligation bonds, with the ability to achieve a higher ultimate recovery rate over time if other debt creditors’ recoveries reach certain specified thresholds. The tentative settlement is subject to a number of conditions, including confirmation of a plan of adjustment that incorporates the terms of the settlement. The City has filed a proposed plan of adjustment and disclosure statement with the Bankruptcy Court, amended most recently on May 5, 2014.

On June 28, 2012, the City of Stockton, California filed for bankruptcy protection under Chapter 9 of the U.S. Bankruptcy Code. As of March 31, 2014, AGC insures $27 million of the City's lease obligation bonds, all of which AGC owns within its investment portfolio. As of March 31, 2014, the Company had paid $17 million in net claims. On October 3, 2013, the Company reached a tentative settlement with the City regarding the treatment of the bonds insured by the Company in the City's proposed plan of adjustment. Under the terms of the settlement, the Company will receive title to an office building, the ground lease of which secures the lease revenue bonds, and will also be entitled to certain fixed payments and certain variable payments contingent on the City's revenue growth. The settlement is subject to a number of conditions, including a sales tax increase (which was approved by voters on November 5, 2013), confirmation of a plan of adjustment that implements the terms of the settlement and definitive documentation. Pursuant to an order of the Bankruptcy Court, the City held a vote of its creditors on its proposed plan of adjustment; all but one of the classes polled voted to accept the plan. The court proceeding to determine whether to confirm the plan of adjustment began on May 12, 2014 and is scheduled to continue on June 4, 2014. The Company expects the plan to be confirmed and implemented during 2014.
The Company has $250 million of net par exposure to the Louisville Arena Authority. The bond proceeds were used to construct the KFC Yum Center, home to the University of Louisville men's and women's basketball teams. Actual revenues available for Debt Service are well below original projections, and under the Company's internal rating scale, the transaction is BIG.

The Company projects that its total future expected net loss across its troubled U.S. public finance credits as of March 31, 2014 is $50 million. As of December 31, 2013 the Company was projecting a net expected loss of $41 million across its troubled U.S. public finance credits. The net increase of $9 million in expected loss was primarily attributable to developments with respect to the City of Detroit offset in part by the modest reduction in exposure to Puerto Rico.

Manufactured Housing

The Company insures or reinsures a total of $66 million net par of securities backed by manufactured housing loans, of which $64 million is rated BIG. The Company has expected loss to be paid of $8 million as of March 31, 2014, which represents no significant change from December 31, 2013.

Infrastructure Finance

The Company has insured exposure of approximately $271 million to infrastructure transactions with refinancing risk as to which the Company may need to make claim payments that it did not anticipate paying when the policies were issued. Although the Company may not experience ultimate loss on a particular transaction, the aggregate amount of the claim payments may be substantial and reimbursement may not occur for an extended time, if at all. These transactions generally involve long-term infrastructure projects that were financed by bonds that mature prior to the expiration of the project concession. The Company expected the cash flows from these projects to be sufficient to repay all of the debt over the life of the project concession, but also expected the debt to be refinanced in the market at or prior to its maturity. Due to market conditions, the Company may have to pay a claim when the debt matures, and then recover its payment from cash flows produced by the project in the future. The Company generally projects that in most scenarios it will be fully reimbursed for such payments. However, the recovery of the payments is uncertain and may take from 10 to 35 years, depending on the transaction and the performance of the underlying collateral. The Company estimates total claims for the remaining largest transaction with significant refinancing risk, assuming no refinancing and based on certain performance assumptions, could be $106 million on a gross basis; such claims would be payable in 2018.

Recovery Litigation

RMBS Transactions

As of the date of this filing, AGC and its affiliate AGM have a lawsuit pending against DLJ Mortgage Capital, Inc. (“DLJ”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”), which provided representations and warranties in U.S. RMBS transactions insured by them, seeking damages. AGC and AGM have alleged breaches of R&W in respect of the underlying loans in the first lien U.S. RMBS transactions, and failure to cure or repurchase defective loans identified by AGC and AGM to such persons. Although DLJ and Credit Suisse successfully dismissed certain causes of action and claims for relief asserted in the complaint, the primary causes of action against DLJ for breach of R&W and breach of its repurchase obligations remain. On May 6, 2014, the Appellate Division, First Department unanimously reversed certain aspects of the partial dismissal by the Supreme Court of the State of New York of certain claims for relief by holding as a matter of law that AGC’s and AGM's remedies for breach of R&W are not limited to the repurchase remedy. AGC and AGM had filed an amended complaint against DLJ and Credit Suisse (and added Credit Suisse First Boston Mortgage Securities Corp. as a defendant), asserting claims of fraud and material misrepresentation in the inducement of an insurance contract, in addition to their existing breach of contract claims. The defendants have filed a motion to dismiss certain aspects of the fraud claim against DLJ and Credit Suisse, all of the claims against Credit Suisse First Boston Mortgage Securities Corp., and AGC’s and AGM's claims for compensatory damages in the form of all claims paid and to be paid by AGC and AGM. The motion to dismiss is currently pending.

“XXX” Life Insurance Transactions

In December 2008, AGUK filed an action against J.P. Morgan Investment Management Inc. (“JPMIM”), the investment manager in the Orkney Re II transaction, in the Supreme Court of the State of New York alleging that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the investments of Orkney Re II. After AGUK’s claims were dismissed with prejudice in January 2010, AGUK was successful in its subsequent motions and appeals and, as of December 2011, all of AGUK’s claims for breaches of fiduciary duty, gross negligence and contract were reinstated in full. Separately, at the trial court level, discovery is ongoing.

6.	Financial Guaranty Insurance Losses

Insurance Contracts' Loss Information

The following table provides balance sheet information on loss and LAE reserves and salvage and subrogation recoverable, net of reinsurance.

Loss and LAE Reserve and Salvage and Subrogation Recoverable
Net of Reinsurance
Insurance Contracts

	As of March 31, 2014			As of December 31, 2013
	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$—	$2	$2	$—	$2
Alt-A first lien	36	—	36	36	—	36
Option ARM	3	6	(3)	4	4	0
Subprime	2	—	2	3	0	3
First lien	43	6	37	45	4	41
Second lien:
Closed-end second lien	2	—	2	2	—	2
HELOC	2	4	(2)	0	5	(5)
Second lien	4	4	0	2	5	(3)
Total U.S. RMBS	47	10	37	47	9	38
TruPS	1	—	1	1	—	1
Other structured finance	(11)	5	(16)	(8)	5	(13)
U.S. public finance	33	7	26	22	7	15
Non-U.S. public finance	3	—	3	3	—	3
Subtotal	73	22	51	65	21	44
Effect of consolidating FG VIEs	(2)	—	(2)	(14)	—	(14)
Total(1)	$71	$22	$49	$51	$21	$30
 ___________________

(1)	See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

The following table reconciles the reported gross and ceded reserve and salvage and subrogation amount to the financial guaranty net reserves (salvage) in the financial guaranty BIG transaction loss summary tables.

Components of Net Reserves (Salvage)
Insurance Contracts

	As of March 31, 2014	As of December 31, 2013
	(in millions)
Loss and LAE reserve	$193	$156
Reinsurance recoverable on unpaid losses	(122)	(105)
Loss and LAE reserve, net	71	51
Salvage and subrogation recoverable	(29)	(28)
Salvage and subrogation payable(1)	7	7
Salvage and subrogation recoverable, net	(22)	(21)
Subtotal	49	30
Other recoverables (2)	(17)	(15)
Net reserves (salvage)	$32	$15
___________________

(1)	Recorded as a component of reinsurance balances payable.

(2)	R&W recoverables recorded in other assets on the consolidated balance sheet.

Balance Sheet Classification of
Net Expected Recoveries for Breaches of R&W
Insurance Contracts

	As of March 31, 2014			As of December 31, 2013
	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet(1)	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet(1)
	(in millions)
Salvage and subrogation recoverable, net	$23	$—	$23	$18	$—	$18
Loss and LAE reserve, net	69	(14)	55	76	(24)	52
____________________

(1)	The remaining benefit for R&W is either recorded at fair value in FG VIE assets, or not recorded on the balance sheet until the total loss, net of R&W, exceeds unearned premium reserve.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (1) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (having the effect of reducing net expected loss to be paid by the amount of the previously paid claim and the expected recovery), but will have no future income effect (because the previously paid claims and the corresponding recovery of those claims will offset in income in future periods) and (2) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of March 31, 2014
(in millions)
Net expected loss to be paid	$71
Less: net expected loss to be paid for FG VIEs	7
Total	64
Salvage and subrogation recoverable, net of reinsurance	22
Loss and LAE reserve, net of reinsurance	(71)
Other recoveries (1)	17
Net expected loss to be expensed (2)	$32
___________________

(1)	R&W recoverables recorded in other assets on the consolidated balance sheet.

(2)	Excludes $5 million as of March 31, 2014 related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as refundings, accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Insurance Contracts

As of March 31, 2014
(in millions)
2014 (April 1 - June 30)	$1
2014 (July 1 - September 30)	0
2014 (October 1–December 31)	0
2015	2
2016	2
2017	2
2018	2
2019 - 2023	7
2024 - 2028	6
2029 - 2033	4
After 2033	6
Net expected loss to be expensed(1)	32
Discount	64
Total future value	$96

____________________

(1)	Consolidation of FG VIEs resulted in reductions of $5 million in net expected loss to be expensed, which is on a present value basis.

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	First Quarter
	2014	2013
	(in millions)
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	$0	$—
Alt-A first lien	1	—
Option ARM	1	1
Subprime	0	—
First lien	2	1
Second lien:
Closed-end second lien	(1)	—
HELOC	4	(2)
Second lien	3	(2)
Total U.S. RMBS	5	(1)
TruPS	(1)	—
Other structured finance	(3)	(5)
Structured finance	1	(6)
Public Finance:
U.S. public finance	10	(11)
Non-U.S. public finance	0	—
Public finance	10	(11)
Loss and LAE insurance contracts before FG VIE consolidation	11	(17)
Effect of consolidating FG VIEs	0	1
Loss and LAE	$11	$(16)

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
As of March 31, 2014

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs
	Gross	Ceded	Gross	Ceded	Gross	Ceded			Total
	(dollars in millions)
Number of risks(1)	98	(48)	47	(10)	53	(20)	198	—	198
Remaining weighted-average contract period (in years)	12.1	11.7	13.2	14.3	10.1	12.7	11.6	—	11.6
Outstanding exposure:
Principal	$4,141	$(1,202)	$600	$(125)	$1,121	$(564)	$3,971	$—	$3,971
Interest	2,561	(684)	469	(107)	212	(60)	2,391	—	2,391
Total(2)	$6,702	$(1,886)	$1,069	$(232)	$1,333	$(624)	$6,362	$—	$6,362
Expected cash outflows (inflows)	$274	$(45)	$75	$(13)	$398	$(179)	$510	$(58)	$452
Potential recoveries
Undiscounted R&W	(65)	6	(2)	1	(55)	10	(105)	15	(90)
Other (3)	(202)	31	(10)	1	(95)	10	(265)	31	(234)
Total potential recoveries	(267)	37	(12)	2	(150)	20	(370)	46	(324)
Subtotal	7	(8)	63	(11)	248	(159)	140	(12)	128
Discount	—	—	(27)	6	(119)	71	(69)	5	(64)
Present value of expected cash flows	$7	$(8)	$36	$(5)	$129	$(88)	$71	$(7)	$64
Unearned premium reserve	$62	$(16)	$7	$(2)	$22	$(12)	$61	$(6)	$55
Reserves (salvage)(4)	$(24)	$2	$28	$(4)	$146	$(114)	$34	$(2)	$32

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2013

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs
	Gross	Ceded	Gross	Ceded	Gross	Ceded			Total
	(dollars in millions)
Number of risks(1)	92	(48)	46	(9)	60	(21)	198	—	198
Remaining weighted-average contract period (in years)	12.6	12.2	12.9	13.5	10.2	13.0	12.0	—	12.0
Outstanding exposure:
Principal	$4,172	$(1,194)	$609	$(135)	$1,164	$(571)	$4,045	$—	$4,045
Interest	2,665	(712)	481	(111)	224	(62)	2,485	—	2,485
Total(2)	$6,837	$(1,906)	$1,090	$(246)	$1,388	$(633)	$6,530	$—	$6,530
Expected cash outflows (inflows)	$292	$(49)	$63	$(10)	$387	$(175)	$508	$(117)	$391
Potential recoveries
Undiscounted R&W	(38)	1	(199)	9	(301)	16	(512)	38	(474)
Other (3)	(232)	38	182	(7)	146	5	132	45	177
Total potential recoveries	(270)	39	(17)	2	(155)	21	(380)	83	(297)
Subtotal	22	(10)	46	(8)	232	(154)	128	(34)	94
Discount	(3)	1	(18)	3	(122)	80	(59)	15	(44)
Present value of expected cash flows	$19	$(9)	$28	$(5)	$110	$(74)	$69	$(19)	$50
Unearned premium reserve	$67	$(20)	$7	$(2)	$22	$(12)	$62	$(6)	$56
Reserves (salvage)(4)	$(17)	$2	$22	$(3)	$121	$(96)	$29	$(14)	$15
___________________

(1)	The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)	Includes BIG amounts related to FG VIEs.

(3)	Includes excess spread, and draws on HELOCs.

(4)	See table “Components of net reserves (salvage).”

Ratings Impact on Financial Guaranty Business

A downgrade of AGC or AGUK may result in increased claims under financial guaranties issued by the Company if the insured obligors were unable to pay. For example, with respect to variable rate demand obligations (“VRDOs”) for which a bank has agreed to provide a liquidity facility, a downgrade of AGC may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00%—3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGC under its financial guaranty policy. As of March 31, 2014, AGC had insured approximately $0.8 billion net par of VRDOs, of which approximately $30 million of net par constituted VRDOs issued by municipal obligors rated BBB– or lower pursuant to the Company’s internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating AGC, vary depending on the transaction.

7.	Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During First Quarter 2014, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1, 2 and 3.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which include available relevant market information, benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation, listed in the approximate order of priority, include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy and are based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Prices determined based on models where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy. As of March 31, 2014, the Company used models to price nine fixed-maturity securities, which was 13% or $281 million of the Company’s fixed-maturity securities and short-term investments at fair value. Certain Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price depreciation/appreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Invested Assets

Other invested assets as of December 31, 2013 include fixed-maturity securities classified as trading that are Level 2 in the fair value hierarchy.

Other Assets

Committed Capital Securities

The fair value of committed capital securities ("CCS"), which is recorded in “other assets” on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGC’s CCS (the “AGC CCS”) and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 16, Note Payable to Affiliate and Credit Facilities). The AGC CCS are carried at fair value with changes in fair value recorded on the consolidated statement of operations. The estimated current cost of the Company’s CCS is based on several factors, including broker-dealer quotes for the outstanding securities, the U.S. dollar forward swap curve, London Interbank Offered Rate ("LIBOR") curve projections and the term the securities are estimated to remain outstanding.

Supplemental Executive Retirement Plans

The Company classifies the fair value measurement of the assets of AGC’s various supplemental executive retirement plans as either Level 1 or Level 2. The fair value of these assets is valued based on the observable published daily values of the underlying mutual fund included in the aforementioned plans (Level 1) or based upon the net asset value of the funds if a published daily value is not available (Level 2). The net asset values are based on observable information.

Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of insured CDS contracts that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The Company does not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate (except for certain rare circumstances); however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. Such terminations generally are completed for an amount that approximates the present value of future premiums, not at fair value.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs to derive an estimate of the fair value of the Company's contracts in its principal markets (see "Assumptions and Inputs"). There is no established market where financial guaranty insured credit derivatives are actively traded, therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at March 31, 2014 were such that market prices of the Company’s CDS contracts were not available.

Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material.

Assumptions and Inputs

Listed below are various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts.

•	Gross spread

•	The allocation of gross spread among:

•	the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”);

•	premiums paid to the Company for the Company’s credit protection provided (“net spread”); and

•	the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the Company (“hedge cost”).

•	The weighted average life which is based on Debt Service schedules.

•The rates used to discount future expected premium cash flows ranged from 0.20% to 3.53% at March 31, 2014 and 0.21% to 3.88% at December 31, 2013.

The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral- specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the Company’s CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, CDS spreads are either interpolated or extrapolated based on similar transactions or market indices.

•	Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Deals priced or closed during a specific quarter within a specific asset class and specific rating.

•	Credit spreads interpolated based upon market indices.

•	Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type (1)

	As of March 31, 2014	As of December 31, 2013
Based on actual collateral specific spreads	14%	13%
Based on market indices	75%	77%
Provided by the CDS counterparty	11%	10%
Total	100%	100%
 ____________________
(1)    Based on par.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on a similar transaction for which the Company has received a spread quote from one of the first three sources within the Company’s spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions’ current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross- referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its deals. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGC. For credit spreads on the Company’s name the Company obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS deals that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the Company retains on a deal generally decreases. As the cost to acquire CDS protection referencing AGC decreases, the amount of premium the Company retains on a deal generally increases. In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the Company’s own credit spreads, approximately 20% and 47%, based on number of deals, of the Company's CDS contracts are fair valued using this minimum premium, as of March 31, 2014 and December 31, 2013, respectively. The change period over period is driven by AGC's credit spreads narrowing as a result of the recent S&P upgrades. As a result of this, the cost to hedge AGC's name has declined significantly causing more transactions to price above previously established floor levels. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGC hedged by its counterparties, with independent third parties each reporting period. The current level of AGC’s own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGC. This reduces the amount of contractual cash flows AGC can capture as premium for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts.

Example

Following is an example of how changes in gross spreads, the Company’s own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16%	440	88%
The premium the Company receives per annum (in bps)	40	22%	10	2%

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGC, when the CDS spread on AGC was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the Company receives premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGC, when the CDS spread on AGC was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the Company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge AGC’s name, the amount of profit the bank would expect to receive, and the premium the Company would expect to receive decline significantly.

In this example, the contractual cash flows (the Company premium received per annum above) exceed the amount a market participant would require the Company to pay in today’s market to accept its obligations under the CDS contract, thus resulting in an asset. This credit derivative asset is equal to the difference in premium rates discounted at the corresponding LIBOR over the weighted average remaining life of the contract multiplied by the par outstanding at a given point in time.

Strengths and Weaknesses of Model

The Company’s credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company’s CDS modeling techniques are:

•
The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•
The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction.

•
The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the Company’s CDS modeling techniques are:

•	There is no exit market or actual exit transactions. Therefore the Company’s exit market is a hypothetical one based on the Company’s entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	At March 31, 2014 and December 31, 2013, the markets for the inputs to the model were highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

These contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company's estimate of the value of non-standard terms and conditions of its credit derivative contracts and amount of protection purchased on AGC's name.

Fair Value Option on FG VIEs’ Assets and Liabilities

The Company elected the fair value option for all the FG VIEs’ assets and liabilities. See Note 9, Consolidated Variable Interest Entities.

The FG VIEs that are consolidated by the Company issued securities collateralized by first lien and second lien RMBS as well as loans and receivables. The lowest level input that is significant to the fair value measurement of these assets and liabilities was a Level 3 input (i.e. unobservable), therefore management classified them as Level 3 in the fair value hierarchy. Prices are generally determined with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach and the third-party’s proprietary pricing models. The models to price the FG VIEs’ liabilities used, where appropriate, inputs such as estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; house price depreciation/appreciation rates based on macroeconomic forecasts and, for those liabilities insured by the Company, the benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the FG VIE tranches insured by the Company, taking into account the timing of the potential default and the Company’s own credit rating. The third-party also utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the third-party, on comparable bonds.

The fair value of the Company’s FG VIE assets is generally sensitive to changes related to estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could materially change the market value of the FG VIE’s assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIE asset is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically leads to a decrease in the fair value of FG VIE assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIE assets. These factors also directly impact the fair value of the Company’s FG VIE liabilities.

The fair value of the Company’s FG VIE liabilities is also generally sensitive to changes relating to estimated prepayment speeds; market values of the underlying assets; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. In addition, the Company’s FG VIE liabilities with recourse are also sensitive to changes in the Company’s implied credit worthiness. Significant changes to any of these inputs could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIE that is insured by the Company. In general, extending the timing of expected loss payments by the Company into the future typically leads to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIE liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically leads to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIE liabilities with recourse.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

The fair value of the Company’s financial guaranty contracts accounted for as insurance was based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. This amount was based on the pricing assumptions management has observed for portfolio transfers that have occurred in the financial guaranty market and included adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Note Payable to Affiliate

The fair value of the Company’s note payable to affiliate is determined by calculating the present value of the expected cash flows. The Company determines discounted future cash flows using the effect of changes in U.S. Treasury yield at the end of each reporting period as well as the change in its own credit spread. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of March 31, 2014

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,203	$—	$1,173	$30
U.S. government and agencies	459	—	459	—
Corporate securities	60	—	60	—
Mortgage-backed securities:
RMBS	133	—	15	118
Commercial mortgage-backed securities ("CMBS")	20	—	20	—
Asset-backed securities	134	—	1	133
Foreign government securities	116	—	116	—
Total fixed-maturity securities	2,125	—	1,844	281
Short-term investments	70	43	27	—
Credit derivative assets	398	—	—	398
FG VIEs’ assets, at fair value	440	—	—	440
Other assets	49	18	11	20
Total assets carried at fair value	$3,082	$61	$1,882	$1,139
Liabilities:
Credit derivative liabilities	$1,649	$—	$—	$1,649
FG VIEs’ liabilities with recourse, at fair value	444	—	—	444
FG VIEs’ liabilities without recourse, at fair value	20	—	—	20
Total liabilities carried at fair value	$2,113	$—	$—	$2,113

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2013

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,177	$—	$1,149	$28
U.S. government and agencies	459	—	459	—
Corporate securities	59	—	59	—
Mortgage-backed securities:
RMBS	67	—	16	51
CMBS	21	—	21	—
Asset-backed securities	128	—	1	127
Foreign government securities	112	—	112	—
Total fixed-maturity securities	2,023	—	1,817	206
Short-term investments	71	40	31	—
Other invested assets	41	—	41	—
Credit derivative assets	362	—	—	362
FG VIEs’ assets, at fair value	874	—	—	874
Other assets	52	16	11	25
Total assets carried at fair value	$3,423	$56	$1,900	$1,467
Liabilities:
Credit derivative liabilities	$1,461	$—	$—	$1,461
FG VIEs’ liabilities with recourse, at fair value	514	—	—	514
FG VIEs’ liabilities without recourse, at fair value	395	—	—	395
Total liabilities carried at fair value	$2,370	$—	$—	$2,370

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during First Quarter 2014 and 2013.

Fair Value Level 3 Rollforward
Recurring Basis
First Quarter 2014

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2013	$28		$51		$127		$874		$25		$(1,099)		$(514)		$(395)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	1	(2)	1	(2)	1	(2)	7	(3)	(5)	(4)	(141)	(6)	(10)	(3)	(4)	(3)
Other comprehensive income (loss)	1		5		5		—		—		—		—		—
Purchases	—		53		—		—		—		—		—		—
Settlements	—		(4)		0		(10)		—		(11)		6		4
FG VIE deconsolidations	—		12		—		(431)		—		—		74		375
Fair value as of March 31, 2014	$30		$118		$133		$440		$20		$(1,251)		$(444)		$(20)
Change in unrealized gains/(losses) related to financial instruments held as of March 31, 2014	$1		$6		$5		$5		$(5)		$(152)		$(11)		$(1)

Fair Value Level 3 Rollforward
Recurring Basis
First Quarter 2013

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2012	$23		$34		$26		$818		$21		$(1,124)		$(484)		$(374)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	0	(2)	0	(2)	0	(2)	68	(3)	(6)	(4)	(434)	(6)	(32)	(3)	(39)	(3)
Other comprehensive income(loss)	1		1		2		—		—		—		—		—
Settlements	—		(3)		0		(21)		—		(4)		10		14
FG VIE deconsolidations	—		—		—		—		—		—		—		—
Fair value as of March 31, 2013	$24		$32		$28		$865		$15		$(1,562)		$(506)		$(399)
Change in unrealized gains/(losses) related to financial instruments held as of March 31, 2013	$1		$1		$2		$82		$(6)		$(431)		$(35)		$(48)

____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Included in fair value gains (losses) on FG VIEs.

(4)	Recorded in fair value gains (losses) on CCS.

(5)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(6)	Reported in net change in fair value of credit derivatives.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
As of March 31, 2014

Financial Instrument Description	Fair Value as of March 31, 2014 (in millions)	Valuation Technique	Significant Unobservable Inputs	Range
Assets:
Fixed-maturity securities:
Obligations of state and	$30	Discounted cash	Rate of inflation	1.0% - 3.0%
political subdivisions		flow	Cash flow receipts	62.3%
			Yield	9%
			Collateral recovery period	12 months - 34 years

RMBS	118	Discounted cash	CPR	1.7% - 15.8%
		flow	CDR	5.5% - 19.6%
			Severity	53.1% - 100.3%
			Yield	2.6% - 8.7%

Asset-backed securities:
XXX life insurance	133	Discounted cash	Yield	12.5%
transactions		flow

FG VIEs’ assets, at fair value	440	Discounted cash	CPR	2.6% - 11.8%
		flow	CDR	4.0% - 20.0%
			Loss severity	90.0% - 102.0%
			Yield	3.5% - 9.7%

Other assets	20	Discounted cash	Quotes from third party
		flow	pricing	$55 - $57
			Term (in years)	5 years

Liabilities:
Credit derivative liabilities, net	(1,251)	Discounted cash	Year 1 loss estimates	0.0% - 48.0%
		flow	Hedge cost (in bps)	13.8 - 291.0
			Bank profit (in bps)	3.9 - 1,453.5
			Internal floor (in bps)	7.0 - 30.0
			Internal credit rating	AAA - CCC

FG VIEs’ liabilities, at fair value	(464)	Discounted cash	CPR	2.6% - 11.8%
		flow	CDR	4.0% - 20.0%
			Loss severity	90.0% - 102.0%
			Yield	3.5% - 9.7%

Quantitative Information About Level 3 Fair Value Inputs
As of December 31, 2013

Financial Instrument Description	Fair Value as of December 31, 2013 (in millions)	Valuation Technique	Significant Unobservable Inputs	Range
Assets:
Fixed-maturity securities:
Obligations of state and	$28	Discounted cash	Rate of inflation	1.0% - 3.0%
political subdivisions		flow	Cash flow receipts	60.9%
			Yield	9.0%
			Collateral recovery period	15 months - 35 years

RMBS	51	Discounted cash	CPR	1.1% - 15.8%
		flow	CDR	5.5% - 22.9%
			Severity	53.1% - 102.5%
			Yield	3.1% - 9.4%

Asset-backed securities:
XXX life insurance	127	Discounted cash	Yield	12.5%
transactions		flow

FG VIEs’ assets, at fair value	874	Discounted cash	CPR	1.5% - 11.8%
		flow	CDR	3.9% - 20.0%
			Loss severity	51.3% - 102.0%
			Yield	3.9% - 10.2%

Other assets	25	Discounted cash	Quotes from third party
		flow	pricing	$48 - $53
			Term (in years)	5 years

Liabilities:
Credit derivative liabilities, net	(1,099)	Discounted cash	Year 1 loss estimates	0.0% - 48.0%
		flow	Hedge cost (in bps)	46.3 - 460.0
			Bank profit (in bps)	3.9 - 1,148.5
			Internal floor (in bps)	7.0 - 30.0
			Internal credit rating	AAA - CCC

FG VIEs’ liabilities, at fair value	(909)	Discounted cash	CPR	1.5% - 11.8%
		flow	CDR	3.9% - 20.0%
			Loss severity	51.3% - 102.0%
			Yield	3.9% - 10.2%

The carrying amount and estimated fair value of the Company’s financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of March 31, 2014		As of December 31, 2013
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed-maturity securities	$2,125	$2,125	$2,023	$2,023
Short-term investments	70	70	71	71
Other invested assets	—	—	41	41
Credit derivative assets	398	398	362	362
FG VIEs’ assets, at fair value	440	440	874	874
Other assets	70	70	72	72
Liabilities:
Financial guaranty insurance contracts(1)	327	1,622	321	1,498
Note payable to affiliate	300	348	300	263
Credit derivative liabilities	1,649	1,649	1,461	1,461
FG VIEs’ liabilities with recourse, at fair value	444	444	514	514
FG VIEs’ liabilities without recourse, at fair value	20	20	395	395
Other liabilities	10	10	13	13
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses and salvage and subrogation and other recoverables net of reinsurance.

8.	Financial Guaranty Contracts Accounted for as Credit Derivatives

Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS).

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor became bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. The Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 5.5 years at March 31, 2014 and 5.3 years at December 31, 2013. The components of the Company’s credit derivative net par outstanding are presented below.

Credit Derivatives
Subordination and Ratings

	As of March 31, 2014				As of December 31, 2013
Asset Type	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating
	(dollars in millions)
Pooled corporate obligations:
Collateralized loan obligations/collateralized bond obligations	$5,749	37.1%	41.7%	AAA	$6,301	37.1%	39.7%	AAA
Synthetic investment grade pooled corporate	430	30.0	29.1	AAA	430	30.0	29.1	AAA
TruPS CDOs	2,587	45.9	34.2	BB+	2,678	46.0	33.2	BB+
Market value CDOs of corporate obligations	478	37.9	39.9	AAA	568	38.8	36.1	AAA
Total pooled corporate obligations	9,244	39.3	37.3	AA	9,977	39.3	37.3	AA
U.S. RMBS:
Option ARM and Alt-A first lien	1,913	19.1	7.6	BB-	1,982	19.2	8.6	BB-
Subprime first lien	2,192	30.6	51.3	AA-	2,263	30.5	51.9	AA-
Prime first lien	215	10.9	1.8	CCC	220	10.9	3.2	CCC
Total U.S. RMBS	4,320	24.4	29.2	BBB	4,465	24.4	30.1	BBB
CMBS	2,190	33.5	42.5	AAA	2,958	33.5	42.5	AAA
Other	2,988	—	—	A	3,016	—	—	A
Total	$18,742			AA-	$20,416			AA-

____________________

(1)	Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

Except for TruPS CDOs, the Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of collateralized loan obligation (“CLO”) or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The Company’s TruPS CDO asset pools are generally less diversified by obligors and industries than the typical CLO asset pool. Also, the underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, REITs and other real estate related issuers while CLOs typically contain primarily senior secured obligations. However, to mitigate these risks, TruPS CDOs were typically structured with higher levels of embedded credit enhancement than typical CLOs.

The Company’s exposure to “Other” CDS contracts is also highly diversified. It includes $1.3 billion of exposure to three pooled infrastructure transactions comprising diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the Company to attach at AAA levels at origination. The remaining $1.7 billion of exposure in “Other” CDS contracts comprises numerous deals across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables. Of the total net par outstanding in the "Other" sector, $151 million is rated BIG.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of March 31, 2014		As of December 31, 2013
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$10,169	54.3%	$11,662	57.1%
AA	1,969	10.5	1,966	9.6
A	1,244	6.6	1,302	6.4
BBB	2,092	11.2	2,057	10.1
BIG	3,268	17.4	3,429	16.8
Credit derivative net par outstanding	$18,742	100.0%	$20,416	100.0%

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	First Quarter
	2014	2013
	(in millions)
Realized gains on credit derivatives (1)	9	12
Net credit derivative losses (paid and payable) recovered and recoverable	0	(15)
Realized gains (losses) and other settlements on credit derivatives	9	(3)
Net change in unrealized gains (losses) on credit derivatives (2)	(150)	(431)
Net change in fair value of credit derivatives	$(141)	$(434)
  ____________________

(1)
Includes accelerations due to terminations of CDS contracts with net par of $0.8 billion for First Quarter 2014 (the impact to the consolidated statement of operations was immaterial). There were no terminations in First Quarter 2013.

(2)
Except for net estimated credit impairments (i.e., net expected loss to be paid as discussed in Note 5), the unrealized gains and losses on credit derivatives are expected to reduce to zero as the exposure approaches its maturity date. With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

Net Change in Unrealized Gains (Losses) on Credit Derivatives By Sector

	First Quarter
Asset Type	2014	2013
	(in millions)
Pooled corporate obligations	$(35)	$(62)
U.S. RMBS	(108)	(364)
CMBS	0	(3)
Other (1)	(7)	(2)
Total	$(150)	$(431)
  ____________________

(1)	"Other" includes all other U.S. and international asset classes, such as commercial receivables, international infrastructure, international RMBS securities, and pooled infrastructure securities.

During First Quarter 2014, unrealized fair value losses were generated primarily in the U.S. RMBS prime first lien, Alt-A, Option ARM and subprime sectors, as well as pooled corporate obligations and Trust Preferred sectors, due to wider implied net spreads. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGC’s name as the market cost of AGC’s credit protection decreased significantly during the period. These transactions were pricing at or above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, decreased the implied spreads that the Company would expect to receive on these transactions increased.

During First Quarter 2013, unrealized fair value losses were generated primarily in the U.S. RMBS sectors, as well as pooled corporate obligations, due to wider implied net spreads. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGC's name as the market cost of AGC's credit protection decreased significantly during the period. These transactions were pricing at or above their floor levels; therefore when the cost of purchasing CDS protection on AGC decreased the implied spreads that the Company would expect to receive on these transactions increased. To calculate the fair value of the Company's CDS contracts, the Company matches the tenor of the CDS contracts in the Company's portfolio to the tenor of the CDS spread purchased in AGC's name.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date.
Five-Year CDS Spread
on AGC
Quoted price of CDS contract (in basis points)

	As of March 31, 2014	As of December 31, 2013	As of March 31, 2013	As of December 31, 2012
AGC	291	460	397	678

One-Year CDS Spread
on AGC
Quoted price of CDS contract (in basis points)

	As of March 31, 2014	As of December 31, 2013	As of March 31, 2013	As of December 31, 2012
AGC	55	185	59	270

Fair Value of Credit Derivatives
and Effect of AGC
Credit Spreads

	As of March 31, 2014	As of December 31, 2013
	(in millions)
Fair value of credit derivatives before effect of AGC credit spread	$(2,017)	$(2,234)
Plus: Effect of AGC credit spread	766	1,135
Net fair value of credit derivatives	$(1,251)	$(1,099)

The fair value of CDS contracts at March 31, 2014 before considering the implications of AGC’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets, and ratings downgrades. The asset classes that remain most affected are 2005-2007 vintages of prime first lien, Alt-A, Option ARM, subprime RMBS deals as well as trust-preferred and pooled corporate securities. Comparing March 31, 2014 with December 31, 2013, there was a narrowing of spreads primarily related to Option ARM and Alt-A first lien, and subprime RMBS transactions, as well as the Company's pooled corporate obligations. This narrowing of spreads combined with the run-off of par outstanding and termination of securities resulted in a gain of approximately $217 million before taking into account AGC’s credit spreads.

Management believes that the trading level of AGC’s credit spread over the past several years has been due to the correlation between AGC’s risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGC as the result of its financial guaranty volume, as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGC’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, TruPS CDO, and CLO markets as well as continuing market concerns over the 2005-2007 vintages of RMBS.

The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in
5) for contracts accounted for as derivatives.

Net Fair Value and Expected Losses In Excess of Premiums
of Credit Derivatives by Sector

	Fair Value of Credit Derivative Asset (Liability), net		Present Value of Expected Claim (Payments) Recoveries In Excess of Premiums (1)
Asset Type	As of March 31, 2014	As of December 31, 2013	As of March 31, 2014	As of December 31, 2013
	(in millions)
Pooled corporate obligations	$(58)	$(24)	$(15)	$(26)
U.S. RMBS	(1,124)	(1,014)	(129)	(127)
CMBS	(2)	(2)	—	—
Other	(67)	(59)	30	33
Total	$(1,251)	$(1,099)	$(114)	$(120)
____________________

(1)
Represents the expected claim payments (recoveries) in excess of the present value of future installment fees to be received of $21 million as March 31, 2014 and $25 million as of December 31, 2013. Includes R&W benefit of $128 million as of March 31, 2014 and $132 million as of December 31, 2013.

Ratings Sensitivities of Credit Derivative Contracts

The transaction documentation for approximately $9.8 billion in CDS gross par insured as of March 31, 2014 requires AGC to post eligible collateral to secure its obligations to make payments under such contracts. Eligible collateral is generally cash or U.S. government or agency securities; eligible collateral other than cash is valued at a discount to the face amount. For approximately $9.5 billion of such contracts, AGC has negotiated caps such that the posting requirement cannot exceed a certain fixed amount, regardless of the mark-to-market valuation of the exposure or the financial strength ratings of AGC. For such contracts, AGC need not post on a cash basis more than $665 million, although the value of the collateral posted may exceed such fixed amount depending on the advance rate agreed with the counterparty for the particular type of collateral posted. For the remaining approximately $338 million of such contracts, AGC could be required from time to time to post additional collateral without such cap based on movements in the mark-to-market valuation of the underlying exposure. As of March 31, 2014, AGC was posting approximately $666 million to secure obligations under its CDS exposure, of which approximately $51 million related to such $338 million of notional. As of December 31, 2013, AGC was posting approximately $674 million, of which approximately $59 million related to $338 million of notional where AGC could be required to post additional collateral based on movements in the mark-to-market valuation of the underlying exposure.

As of May 6, 2014, AGC’s affiliate AG Financial Products Inc. (the affiliate of AGC that enters into the credit derivative transactions as the seller of protection, as to which AGC is the credit support provider) and its CDS counterparty amended the ISDA master agreement between them to provide that a termination trigger based on a rating downgrade of the other party would no longer apply.  Before the amendment, a downgrade of AGC's financial strength rating below BBB- or Baa3 would have constituted a termination event that would have enabled the CDS counterparty to terminate approximately $1.6 billion in CDS gross par insured.  If the CDS counterparty had been able to elect to terminate the affected transactions, AGC could have been required to make a termination payment (or may have been entitled to receive a termination payment).

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company’s credit derivative positions assuming immediate parallel shifts in credit spreads on AGC and on the risks that it assumes.

Effect of Changes in Credit Spread
As of March 31, 2014

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(2,606)	$(1,355)
50% widening in spreads	(1,928)	(677)
25% widening in spreads	(1,589)	(338)
10% widening in spreads	(1,386)	(135)
Base Scenario	(1,251)	—
10% narrowing in spreads	(1,118)	133
25% narrowing in spreads	(919)	332
50% narrowing in spreads	(587)	664
____________________

(1)	Includes the effects of spreads on both the underlying asset classes and the Company’s own credit spread.

9.	Consolidated Variable Interest Entities

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. AGC does not sponsor any VIEs when underwriting third party financial guaranty insurance or credit derivative transactions, nor has it acted as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate cash flows that are in excess of the interest payments on the debt issued by the special purpose entity. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGC is not primarily liable for the debt obligations issued by the VIEs they insure and would only be required to make payments on these insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due. AGC’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay Debt Service on VIE liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIE debt, except for net premiums received and net claims paid by AGC under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 5, Expected Loss to be Paid.

As part of the terms of its financial guaranty contracts, the Company obtains certain protective rights with respect to the VIE that are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company's control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. The Company obtains protective rights under its insurance contracts that give the Company additional controls over a VIE if there is either deterioration of deal performance or in the financial health of the deal servicer. The Company is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the protective rights that could make the Company the control party have not been triggered, then the VIE is not consolidated. If the Company is deemed no longer to have those protective rights, the transaction is deconsolidated. As of March 31, 2014 and December 31, 2013 the Company had issued financial guaranty contracts for approximately 500 and 550 VIEs, respectively, that it did not consolidate.

Consolidated FG VIEs

Number of FG VIE's Consolidated

	As of March 31, 2014	As of December 31, 2013
Beginning of the period	8	8
Deconsolidated(1)	(2)	—
End of the period	6	8
____________________

(1)	Net gain on deconsolidation was $18 million in First Quarter 2014 and was recorded in “fair value gains (losses) on FG VIEs” in the consolidated statement of operations.

The total unpaid principal balance for the FG VIEs’ assets that were over 90 days or more past due was approximately $7 million at March 31, 2014 and $201 million at December 31, 2013. The aggregate unpaid principal of the FG VIEs’ assets was approximately $182 million greater than the aggregate fair value at March 31, 2014, excluding the effect of R&W settlements. The aggregate unpaid principal of the FG VIEs’ assets was approximately $451 million greater than the aggregate fair value at December 31, 2013, excluding the effect of R&W settlements. The change in the instrument-specific credit risk of the FG VIEs’ assets that was recorded in the consolidated statements of operations for First Quarter 2014 and First Quarter 2013 were gains of $3 million and $20 million, respectively.

The unpaid principal for FG VIE liabilities with recourse was $584 million and $682 million as of March 31, 2014 and December 31, 2013, respectively. FG VIE liabilities with recourse will mature at various dates ranging from 2027 to 2038. The aggregate unpaid principal balance was approximately $145 million greater than the aggregate fair value of the FG VIEs’ liabilities as of March 31, 2014.The aggregate unpaid principal balance was approximately $400 million greater than the aggregate fair value of the FG VIEs’ liabilities as of December 31, 2013.

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize their respective debt obligations.

Consolidated FG VIEs
By Type of Collateral

	As of March 31, 2014		As of December 31, 2013
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
First lien	$6	$6	$54	$60
Second lien	54	78	66	95
Other	360	360	359	359
Total with recourse	420	444	479	514
Without recourse	20	20	395	395
Total	$440	$464	$874	$909

The consolidation of FG VIEs has a significant effect on net income and shareholder’s equity due to (1) changes in fair value gains (losses) on FG VIE assets and liabilities, (2) the elimination of premiums and losses related to the AGC FG VIE liabilities with recourse and (3) the elimination of investment balances related to the Company’s purchase of AGC insured FG VIE debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs on Net Income,
Cash Flows From Operating Activities and Shareholder’s Equity

	First Quarter
	2014	2013
	(in millions)
Net earned premiums	$0	$0
Net investment income	0	0
Net realized investment gains (losses)	—	0
Fair value gains (losses) on FG VIEs	10	(5)
Loss and LAE	0	(1)
Effect on net income before tax provision	10	(6)
Less: tax provision (benefit)	4	(2)
Effect on net income (loss)	$6	$(4)

Effect on cash flows from operating activities	(1)	2

	As of March 31, 2014	As of December 31, 2013
	(in millions)
Effect on shareholder’s equity (decrease) increase	$(17)	$(24)

Fair value gains (losses) on FG VIEs represent the net change in fair value on the consolidated FG VIEs’ assets and liabilities. During First Quarter 2014, the Company recorded a net pre-tax fair value gain on consolidated FG VIEs of $10 million. Included in the fair value gain was a gain of $18 million that resulted from the deconsolidation of two VIEs. This gain was partially offset by unrealized losses resulting from pricing changes on the Company's FG VIE liabilities during First Quarter 2014.

During First Quarter 2013, the Company recorded a pre-tax fair value loss on FG VIEs of $5 million.The Company saw price appreciation across all of the Company's FG VIE assets and liabilities as a result of the overall financial market continuing to improve in First Quarter 2013. The most significant price appreciation occurred in first and second lien transactions where the price appreciation was slightly greater on the FG VIE liabilities than on the FG VIE assets. This was a result of market participants giving more value to the guarantees provided by monoline insurers.

Non-Consolidated VIEs

To date, the Company’s analyses have indicated that it does not have a controlling financial interest in any other VIEs and, as a result, they are not consolidated in the consolidated financial statements. The Company’s exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 3, Outstanding Exposure.

10.	Investments and Cash

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income on fixed-maturity securities and short-term investments was $21 million and $20 million as of March 31, 2014 and December 31, 2013, respectively.

Net Investment Income

	First Quarter
	2014	2013
	(in millions)
Income from fixed-maturity securities managed by third parties	$15	$20
Income from internally managed securities	3	2
Gross investment income	18	22
Investment expenses	0	0
Net investment income	$18	$22

Net Realized Investment Gains (Losses)

	First Quarter
	2014	2013
	(in millions)
Gross realized gains on available-for-sale securities	$1	$3
Gross realized gains on other assets in investment portfolio	0	19
Gross realized losses on available-for-sale securities	0	0
Gross realized losses on other assets in investment portfolio	0	0
Other-than-temporary impairment	(1)	(2)
Net realized investment gains (losses)	$0	$20

The following table presents the roll-forward of the credit losses of fixed-maturity securities for which the Company has recognized an other-than-temporary-impairment and where the portion of the fair value adjustment related to other factors was recognized in other comprehensive income ("OCI").

Roll Forward of Credit Losses in the Investment Portfolio

	First Quarter
	2014	2013
	(in millions)
Balance, beginning of period	$33	$15
Additions for credit losses on securities for which an other-than-temporary-impairment was previously recognized	0	2
Balance, end of period	$33	$17

Investment Portfolio

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of March 31, 2014

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI(2) Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Quality(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	54%	$1,157	$51	$(5)	$1,203	$6	AA-
U.S. government and agencies	21	451	11	(3)	459	—	AA+
Corporate securities	3	58	2	0	60	—	AA-
Mortgage-backed securities(4):
RMBS	7	138	12	(17)	133	(11)	BBB
CMBS	1	19	1	—	20	—	AAA
Asset-backed securities	6	124	11	(1)	134	3	BIG
Foreign government securities	5	112	5	(1)	116	—	AA+
Total fixed-maturity securities	97	2,059	93	(27)	2,125	(2)	A+
Short-term investments	3	70	0	0	70	—	AAA
Total investment portfolio	100%	$2,129	$93	$(27)	$2,195	$(2)	AA-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2013

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI(2) Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Quality(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	56%	$1,157	$33	$(13)	$1,177	$4	AA-
U.S. government and agencies	22	452	12	(5)	459	—	AA+
Corporate securities	3	57	3	(1)	59	—	AA-
Mortgage-backed securities(4):
RMBS	4	79	5	(17)	67	(14)	BIG
CMBS	1	20	1	—	21	—	AAA
Asset-backed securities	6	123	6	(1)	128	3	BIG
Foreign government securities	5	108	5	(1)	112	—	AA+
Total fixed-maturity securities	97	1,996	65	(38)	2,023	(7)	AA-
Short-term investments	3	71	0	0	71	—	AAA
Total investment portfolio	100%	$2,067	$65	$(38)	$2,094	$(7)	AA-
___________________

(1)	Based on amortized cost.

(2)	Accumulated OCI ("AOCI"). See also Note 17, Other Comprehensive Income.

(3)
Ratings in the tables above represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	Government-agency obligations were approximately 13% of mortgage backed securities as of March 31, 2014 and 24% as of December 31, 2013 based on fair value.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories. Securities rated lower than A-/A3 by S&P or Moody’s are not eligible to be purchased for the Company’s portfolio unless acquired for loss mitigation or risk management strategies.

The majority of the investment portfolio is managed by four outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector.

The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of March 31, 2014

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
Obligations of state and political subdivisions	$150	$(5)	$3	$0	$153	$(5)
U.S. government and agencies	148	(3)	—	—	148	(3)
Corporate securities	13	0	—	—	13	0
RMBS	10	(1)	16	(16)	26	(17)
Asset-backed securities	—	—	11	(1)	11	(1)
Foreign government securities	42	(1)	—	—	42	(1)
Total	$363	$(10)	$30	$(17)	$393	$(27)
Number of securities		72		5		77
Number of securities with other-than-temporary impairment		2		2		4

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2013

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
Obligations of state and political subdivisions	$261	$(13)	$3	$0	$264	$(13)
U.S. government and agencies	148	(5)	—	—	148	(5)
Corporate securities	18	(1)	—	—	18	(1)
RMBS	10	(1)	15	(16)	25	(17)
Asset-backed securities	—	—	11	(1)	11	(1)
Foreign government securities	42	(1)	—	—	42	(1)
Total	$479	$(21)	$29	$(17)	$508	$(38)
Number of securities		112		5		117
Number of securities with other-than-temporary impairment		5		1		6

Of the securities in an unrealized loss position for 12 months or more as of March 31, 2014, one security had unrealized losses greater than 10% of book value. The total unrealized loss for this security as of March 31, 2014 was $16 million. The Company has determined that the unrealized losses recorded as of March 31, 2014 are yield related and not the result of other-than-temporary-impairment.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of March 31, 2014 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of March 31, 2014

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$189	$190
Due after one year through five years	391	401
Due after five years through 10 years	329	345
Due after 10 years	993	1,036
Mortgage-backed securities:
RMBS	138	133
CMBS	19	20
Total	$2,059	$2,125

To fulfill state licensing requirements the Company has placed on deposit eligible securities of $8 million as of March 31, 2014 and December 31, 2013, respectively, based on fair value.

The fair value of AGC’s pledged securities totaled $666 million and $674 million as of March 31, 2014 and December 31, 2013, respectively.

No material investments of the Company were non-income producing for First Quarter 2014 and 2013, respectively.

Internally Managed Portfolio

The investment portfolio tables shown above include both assets managed externally and internally. In the table below, more detailed information is provided for the component of the total investment portfolio that is internally managed (excluding short-term investments). The internally managed portfolio, excluding equity method investments, represents approximately 12% and 10% of the investment portfolio, on a fair value basis as of March 31, 2014 and December 31, 2013, respectively. The internally managed portfolio consists primarily of the Company's investments in securities for (i) loss mitigation purposes, (ii) other risk management purposes and (iii) where the Company believes a particular security presents an attractive investment opportunity (the "trading portfolio").

One of the Company's strategies for mitigating losses has been to purchase securities it has insured that have expected losses, at discounted prices (assets purchased for loss mitigation purposes). In addition, the Company holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of our financial guaranties (other risk management assets).

Additional detail about the types and amounts of securities acquired by the Company for loss mitigation, other risk management and in the trading portfolio is set forth in the table below.

Internally Managed Portfolio
Carrying Value

	As of March 31, 2014	As of December 31, 2013
	(in millions)
Assets purchased for loss mitigation purposes:
Fixed-maturity securities:
Obligations of state and political subdivisions	$30	$28
RMBS	43	51
Asset-backed securities	133	127
Other risk management assets:
Fixed-maturity securities	87	—
Trading portfolio (other invested assets)	—	41
Total	$293	$247

Internally managed portfolio also includes equity method investments which consist of investment in MAC Holdings of $304 million as of March 31,2014 and $289 million as of December 31, 2013 and investment in AGPFC of $17 million as of March 31, 2014 and $19 million as of December 31, 2013.

11.     Investment in MAC Holdings

Summarized Financial Information of MAC Holdings

The table below presents summarized financial information for MAC Holdings as of and for the periods ended March 31, 2014 and December 31, 2013. AGC owns approximately 39% of the outstanding MAC Holdings common stock.

Summarized Financial Information of MAC Holdings

	As of and for the Three Months Ended March 31, 2014	As of and for the Year Ended December 31, 2013
	(in millions)
Total assets	$1,547	$1,509
Total liabilities	773	774
Net income	20	49

12.	Insurance Company Regulatory Requirements

Dividend Restrictions and Capital Requirements

Under Maryland insurance law, AGC may, with prior notice to the Maryland Insurance Commissioner, pay an ordinary dividend that, together with all dividends paid in the prior 12 months, does not exceed 10% of its policyholders' surplus (as of the prior December 31) or 100% of its adjusted net investment income during that period. The aggregate amount available for AGC to distribute as ordinary dividends in 2014 will be approximately $69 million. AGC did not distribute any dividends in First Quarter 2014.

U.K. company law prohibits AGUK from declaring a dividend to its shareholder unless it has “profits available for distribution.” The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the U.K. insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the Prudential Regulation Authority's capital requirements may in practice act as a restriction on dividends. The Company does not expect AGUK to distribute any dividends at this time.

13.	Income Taxes

Provision for Income Taxes

AGC and AGUK are subject to U.S. and United Kingdom income tax, respectively. AGC and AGUK are subject to income taxes imposed by U.S. and United Kingdom authorities at marginal corporate income tax rates of 35% and 21.5%, respectively, and file applicable tax returns. For periods subsequent to April 1, 2014, the U.K. corporation tax rate has been reduced to 21%, for the period April 1, 2013 to April 1, 2014 the U.K. corporation tax rate was 23% resulting in a blended tax rate of 21.5% in 2014, prior to April 1, 2013, the U.K. corporation tax rate was 24% resulting in a blended tax rate of 23.25% in 2012. The Company’s overall corporate effective tax rate fluctuates based on the distribution of income across jurisdictions.

The Company's provision for income taxes for interim financial periods is not based on an estimated annual effective rate due, for example, to the variability in fair value of its credit derivatives, which prevents the Company from projecting a reliable estimated annual effective tax rate and pretax income for the full year 2014. A discrete calculation of the provision is calculated for each interim period.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	First Quarter
	2014	2013
	(in millions)
Expected tax provision (benefit) at statutory rate	$(44)	$(134)
Tax-exempt interest	(3)	(4)
Equity earnings in investee	(3)	—
Change in liability for uncertain tax positions	1	(8)
Total provision (benefit) for income taxes	$(49)	$(146)
Effective tax rate	37.3%	38.2%

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Pretax income of the Company’s subsidiaries which are not U.S. or U.K. domiciled but are subject to U.S. or U.K. tax by election, establishment of tax residency or as controlled foreign corporations are included at the U.S. or U.K. statutory tax rate.

Valuation Allowance

The Company came to the conclusion that it is more likely than not that its net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative GAAP income of the Company, cumulative operating income Assured Guaranty US Holdings Inc. together with its U.S. subsidiaries has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Uncertain Tax Positions

The Company's policy is to recognize interest and penalties related to uncertain tax positions in income tax expense and has accrued $0.2 million for First Quarter 2014 and $0.5 million for 2013. For First Quarter 2013, an amount of $9 million was released following the closing of an IRS audit. As of March 31, 2014 and December 31, 2013, the Company has accrued $1 million and $1 million of interest, respectively.

The total amount of unrecognized tax benefits at March 31, 2014 and December 31, 2013, that would affect the effective tax rate, if recognized, was $16 million and $15 million, respectively.

14.	Reinsurance and Other Monoline Exposures

AGC assumes exposure on insured obligations (“Assumed Business”) and cedes portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions. AGC has historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

Assumed and Ceded Business

The Company is party to reinsurance agreements as a reinsurer to other monoline financial guaranty companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a premium. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company’s facultative and treaty agreements are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria and to maintain a specified minimum financial strength rating, or

•	upon certain changes of control of the Company.

Upon termination under these conditions, the Company may be required (under some of its reinsurance agreements) to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves calculated on a statutory basis of accounting, in each case, attributable to the reinsurance ceded to the Company pursuant to such agreements, after which the Company would be released from liability with respect to the Assumed Business.

Upon the occurrence of the conditions set forth in the first bullet above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

The downgrade of the financial strength ratings of AGC gives certain reinsurance companies the right to recapture ceded business, which would lead to a reduction in the Company's unearned premium reserve and related earnings on such reserve. With respect to a significant portion of the Company’s in-force financial guaranty Assumed Business, based on AGC's current ratings and subject to the terms of each reinsurance agreement, the ceding company may have the right to recapture Assumed Business ceded to AGC, and in connection therewith, to receive payment from the assuming reinsurer of an amount equal to the reinsurer’s statutory unearned premium (net of ceding commissions) and statutory loss reserves (if any) associated with that business, plus, in certain cases, an additional ceding commission. As of March 31, 2014, if each third party company ceding business to AGC had a right to recapture such business, and chose to exercise such right, the aggregate amounts that AGC could be required to pay to all such companies would be approximately $57 million.

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. Under these relationships, the Company cedes a portion of its insured risk in exchange for a premium paid to the reinsurer. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result. In addition, state insurance regulators have intervened with respect to some of these insurers. The Company’s ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.

The following table presents the components of premiums and losses reported in the consolidated statement of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	First Quarter
	2014	2013

Premiums Written:
Direct	$2	$2
Assumed	0	0
Ceded	(5)	(4)
Net	$(3)	$(2)
Premiums Earned:
Direct	$25	$36
Assumed	4	5
Ceded	(16)	(20)
Net	$13	$21
Loss and LAE:
Direct	$32	$(12)
Assumed	(1)	(14)
Ceded	(20)	10
Net	$11	$(16)

Reinsurer Exposure

In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed-maturity securities that are wrapped by monolines and whose value may decline based on the rating of the monoline. At March 31, 2014, based on fair value, the Company had fixed-maturity securities in its investment portfolio consisting of $86 million insured by Ambac Assurance Corporation (“Ambac”), $47 million insured by National Public Finance Guarantee Corporation and $62 million insured by AGM.

Exposure by Reinsurer

	Ratings at May 27, 2014		Par Outstanding as of March 31, 2014
Reinsurer	Moody’s Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding(1)	Second-to-Pay Insured Par Outstanding	Assumed Par Outstanding
	(dollars in millions)
Affiliated Companies:
AG Re	Baa1	AA	$30,776	$—	$—
AGM	A2	AA	30	319	—
MAC (2)	NR (5)	AA	23,285	—	—
Affiliated Companies			54,091	319	—
Non-Affiliated Companies:
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	WR (3)	WR	1,558	—	—
Radian Asset Assurance Inc. ("Radian")	Ba1	B+	102	—	987
Ambac (4)	WR	WR	85	1,467	881
ACA Financial Guaranty Corp.	NR	NR	8	0	8
MBIA Inc.	(4)	(4)	—	1,239	3,088
CIFG Assurance North America Inc. ("CIFG")	WR	WR	—	44	4,761
Financial Guaranty Insurance Co.	WR	WR	—	571	57
Syncora Guarantee Inc.	WR	WR	—	597	15
Other	Various	Various	68	940	—
Non-Affiliated Companies			1,821	4,858	9,797
Total			$55,912	$5,177	$9,797

 ____________________

(1)	Includes $7,553 million in ceded par outstanding related to insured credit derivatives.

(2)	MAC is rated AA+ (stable outlook) from Kroll Bond Rating Agency.

(3)	Represents “Withdrawn Rating.”

(4)	MBIA Inc. includes various subsidiaries which are rated AA- and B by S&P and A3, Ba2 and B2 by Moody’s. Ambac includes policies in their general and segregated account.

(5)	Represents “Not Rated.”

Amounts Due (To) From Reinsurers
As of March 31, 2014

	Assumed Premium, net of Commissions	Ceded Premium, net of Commissions	Assumed Expected Loss and LAE	Ceded Expected Loss and LAE
	(in millions)
AG Re	$—	$(71)	$—	$130
MAC	—	0	—	0
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	—	(1)	—	4
Ambac	3	—	(7)	—
MBIA Inc.	7	(2)	(8)	—
Other	0	(4)	(3)	—
Total	$10	$(78)	$(18)	$134

Excess of Loss Reinsurance Facility

AGC, AGM and MAC entered into an aggregate excess of loss reinsurance facility with a number of reinsurers, effective as of January 1, 2014. The facility covers losses occurring either from January 1, 2014 through December 31, 2021, or January 1, 2015 through December 31, 2022, at the option of AGC, AGM and MAC. It terminates on January 1, 2016, unless AGC, AGM and MAC choose to extend it. The facility covers certain U.S. public finance credits insured or reinsured by AGC, AGM and MAC as of September 30, 2013, excluding credits that were rated non-investment grade as of December 31, 2013 by Moody’s or S&P or internally by AGC, AGM or MAC and is subject to certain per credit limits. Among the credits excluded are those associated with the Commonwealth of Puerto Rico and its related authorities and public corporations. The facility attaches when AGC’s, AGM’s and MAC’s net losses (net of AGC’s and AGM's reinsurance (including from affiliates) and net of recoveries) exceed $1.5 billion in the aggregate. The facility covers a portion of the next $500 million of losses, with the reinsurers assuming pro rata in the aggregate $450 million of the $500 million of losses and AGC, AGM and MAC jointly retaining the remaining $50 million of losses. The reinsurers are required to be rated at least AA- or to post collateral sufficient to provide AGM, AGC and MAC with the same reinsurance credit as reinsurers rated AA-. AGM, AGC and MAC are obligated to pay the reinsurers their share of recoveries relating to losses during the coverage period in the covered portfolio. AGC, AGM and MAC have paid approximately $19 million of premiums during 2014 for the term January 1, 2014 through December 31, 2014 and deposited approximately $19 million of securities into trust accounts for the benefit of the reinsurers to be used to pay the premium for January 1, 2015 through December 31, 2015. This facility replaces the $435 million aggregate excess of loss reinsurance facility that AGC and AGM had entered into on January 22, 2012.

15.	Commitments and Contingencies

Legal Proceedings

Litigation

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly, and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

In addition, in the ordinary course of its business, AGC and AGUK assert claims in legal proceedings against third parties to recover losses paid in prior periods. For example, as described in the "Recovery Litigation" section of Note 5, Expected Loss to be Paid, as of the date of this filing, AGC had filed complaints against certain sponsors and underwriters of RMBS securities that AGC had insured, alleging, among other claims, that such persons had breached R&W in the transaction documents, failed to cure or repurchase defective loans and/or violated state securities laws. The amounts, if any, the Company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

Proceedings Relating to the Company’s Financial Guaranty Business

The Company receives subpoenas duces tecum and interrogatories from regulators from time to time.

Beginning in July 2008 AGM and various other financial guarantors were named in complaints filed in the Superior Court for the State of California, City and County of San Francisco by a number of plaintiffs. Subsequently, plaintiffs' counsel filed amended complaints against AGM and AGC and added additional plaintiffs. These complaints alleged that the financial guaranty insurer defendants (i) participated in a conspiracy in violation of California's antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance, (ii) participated in risky financial transactions in other lines of business that damaged each insurer's financial condition (thereby undermining the value of each of their guaranties), and (iii) failed to adequately disclose the impact of those transactions on their financial condition. In addition to their antitrust claims, various plaintiffs asserted claims for breach of the covenant of good faith and fair dealing, fraud, unjust enrichment, negligence, and negligent misrepresentation. At hearings held in July and October 2011 relating to AGM, AGC and the other defendants' demurrer, the court overruled the demurrer on the following claims: breach of contract, violation of California's antitrust statute and of its unfair business practices law, and fraud. The remaining claims were dismissed. On December 2, 2011, AGM, AGC and the other bond insurer defendants filed an anti-SLAPP ("Strategic Lawsuit Against Public Participation") motion to strike the complaints under California's Code of Civil Procedure. On July 9, 2013, the court entered its order denying in part and granting in part the bond insurers' motion to strike. As a result of the order, the causes of action that remain against AGC are: claims of breach of contract and fraud, brought by the City of San Jose, the City of Stockton, East Bay Municipal Utility District and Sacramento Suburban Water District, relating to the failure to disclose the impact of risky financial transactions on their financial condition; and a claim of breach of the unfair business practices law brought by The Jewish Community Center of San Francisco. On September 9, 2013, plaintiffs filed an appeal of the anti-SLAPP ruling on the California antitrust statute. On September 30, 2013, AGC, AGM and the other bond insurer defendants filed a notice of cross-appeal. The complaints generally seek unspecified monetary damages, interest, attorneys' fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss, if any, that may arise from these lawsuits.

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (“LBIE”) sued AGFP, an affiliate of AGC which in the past had provided credit protection to counterparties under credit default swaps. AGC acts as the credit support provider of AGFP under these credit default swaps. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, alleged that AGFP improperly terminated nine credit derivative transactions between LBIE and AGFP and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AGFP. With respect to the 28 credit derivative transactions, AGFP calculated that LBIE owes AGFP approximately $25 million, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. LBIE is seeking unspecified damages. On February 3, 2012, AGFP filed a motion to dismiss certain of the counts in the complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss the count relating to improper termination of the nine credit derivative transactions and denied AGFP's motion to dismiss the count relating to the remaining transactions. The Company cannot reasonably estimate the possible loss, if any, that may arise from this lawsuit.

16.	Note Payable to Affiliate and Credit Facilities

Note Payable to Affiliate

On December 18, 2009, AGC issued a surplus note with a principal amount of $300 million to AGM. This Note Payable to Affiliate carries a simple interest rate of 5.0% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31st of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders’ surplus in excess of statutory minimum requirements after such payment and to prior written approval by the Maryland Insurance Administration.

Committed Capital Securities

On April 8, 2005, AGC entered into separate agreements (the “Put Agreements”) with four custodial trusts (each, a “Custodial Trust”) pursuant to which AGC may, at its option, cause each of the Custodial Trusts to purchase up to $50 million of perpetual preferred stock of AGC (the “AGC Preferred Stock”). The custodial trusts were created as a vehicle for providing capital support to AGC by allowing AGC to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put options were exercised, AGC would receive $200 million in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose, including the payment of claims. The put options have not been exercised through the date of this filing.

Distributions on the AGC CCS are determined pursuant to an auction process. On April 7, 2008 this auction process failed, thereby increasing the annualized rate on the AGC CCS to one-month LIBOR plus 250 basis points. Distributions on the AGC preferred stock will be determined pursuant to the same process.

17.	Other Comprehensive Income

The following tables present the changes in each component of accumulated other comprehensive income and the effect of significant reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
First Quarter 2014

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2013	$21	$(5)	$(3)	$13
Other comprehensive income (loss) before reclassified	29	3	1	33
Amounts reclassified from AOCI to:
Other net realized investment gains (losses)	(1)	1	—	0
Tax (provision) benefit	0	0	—	0
Total amount reclassified from AOCI, net of tax	(1)	1	—	0
Net current period other comprehensive income (loss)	28	4	1	33
Balance, March 31, 2014	$49	$(1)	$(2)	$46

Changes in Accumulated Other Comprehensive Income by Component
First Quarter 2013

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2012	$128	$(12)	$(5)	$111
Other comprehensive income (loss) before reclassified	(8)	1	(6)	(13)
Amounts reclassified from AOCI to:
Other net realized investment gains (losses)	(3)	2	—	(1)
Tax (provision) benefit	1	(1)	—	0
Total amount reclassified from AOCI, net of tax	(2)	1	—	(1)
Net current period other comprehensive income (loss)	(10)	2	(6)	(14)
Balance, March 31, 2013	$118	$(10)	$(11)	$97

18.	Subsequent Events

Subsequent events have been considered through May 30, 2014, the date on which these financial statements were issued.